                                                                    Exhibit 10.5

                                LICENSE AGREEMENT


                                 BY AND BETWEEN


                         HARD ROCK HOTEL LICENSING, INC.


                                       AND

                           PREMIER ENTERTAINMENT, LLC


                            DATED: AS OF MAY 15, 2003

                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
SECTION 1.   DEFINITIONS AND INTERPRETATION....................................1

SECTION 2.   GRANT; SCOPE.....................................................11

SECTION 3.   TERM; EXTENSION OF TERM..........................................12

SECTION 4.   COMPENSATION TO LICENSOR.........................................13

SECTION 5.   DEVELOPMENT/OPERATION OF HOTEL/CASINO............................14

SECTION 6.   LEASE............................................................24

SECTION 7.   PERSONNEL........................................................24

SECTION 8.   ADVERTISING......................................................25

SECTION 9.   STANDARDS OF QUALITY AND OPERATION...............................28

SECTION 10.  ADDITIONAL COVENANTS OF LICENSEE.................................32

SECTION 11.  PROTECTION AND ACKNOWLEDGMENT OF THE LICENSED RIGHTS.............37

SECTION 12.  ACCOUNTING RECORD; RIGHT TO INSPECT..............................40

SECTION 13.  REQUIRED INSURANCE...............................................42

SECTION 14.  TERMINATION......................................................44

SECTION 15.  LICENSEE'S OBLIGATIONS UPON TERMINATION OR EXPIRATION............49

SECTION 16.  TRANSFER.........................................................50

SECTION 17.  NON-COMPETITION..................................................53

SECTION 18.  DISPUTE RESOLUTION...............................................54

SECTION 19.  INDEMNIFICATION..................................................57

SECTION 20.  CONFIDENTIAL INFORMATION.........................................58

SECTION 21.  GENERAL PROVISIONS...............................................59

SECTION 22.  CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
             LICENSOR AND LICENSEE............................................64

SECTION 23.  RIGHT OF FIRST OFFER.............................................65

SECTION 24.  SECURED PARTY RIGHTS.............................................66

SECTION 25.  INITIAL SECURED PARTY RIGHTS.....................................73

SECTION 26.  LETTER OF CREDIT.................................................73

                                    EXHIBITS

Exhibit A          Licensed Marks

Exhibit B          Form of Cafe Lease Agreement

Exhibit B-1        Business Terms of Retail Store Lease Agreement

Exhibit C          Form of Memorabilia Lease

Exhibit D          Project Concept Plan

Exhibit E          Description of Pre-Approved Site

Exhibit F          Map of Competitive Territory

Exhibit G          Collateral Assignment of License Agreement

Exhibit H          Consent to Collateral Assignment of License Agreement

                                LICENSE AGREEMENT

     This LICENSE AGREEMENT (the "AGREEMENT") is made and executed as of May 15, 2003, by and between HARD ROCK HOTEL LICENSING, INC., a Florida corporation ("LICENSOR"), and PREMIER ENTERTAINMENT, LLC, a Mississippi limited liability company ("LICENSEE").

                                    RECITALS

     A. Licensor will be developing or has developed a Hotel System (as hereinafter defined) for operating the hotel aspects of Hotel/Casino establishments that provide Accommodation, Food and Beverage, Branded Merchandise and Gaming (each as hereinafter defined) of a distinctive character and quality under the name "Hard Rock Hotel" and "Hard Rock Casino" and has publicized such names and the related trademarks, trade names, service marks, logos, slogans, trade dress, commercial symbols, and other intellectual property rights of Licensor in connection with the operation of such Hotel System at hotel and/or casino establishments throughout the world.

     B. Licensor will own certain rights in the Hotel System with respect to the Competitive Territory (as hereinafter defined) and desires to develop and operate in the Competitive Territory music-themed hotels and casinos under the name "Hard Rock Hotel", "Hard Rock Casino" and certain other trademarks, trade names, service marks, logos, slogans, trade dress, commercial symbols, and other intellectual property rights of Licensor as used from time to time in connection with the operation of Hotel/Casino establishments and the production and sale of Branded Merchandise in conformity with the Hotel System.

     C. Licensee is desirous of developing and operating a hotel and casino using the Hard Rock Marks (as hereinafter defined) and has requested that Licensor grant to the Licensee the Licensed Rights defined hereunder and the other rights contained in this Agreement for, INTER ALIA, use at the Licensed Location (as hereinafter defined) within the Competitive Territory.

     D. Licensee and Licensor desire to enter into this Agreement to have a hotel and casino developed and operated at the Licensed Location within the Competitive Territory upon the terms and conditions set forth herein.

                              TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained herein, the grant by Licensor to Licensee of the rights to utilize the Licensed Rights as contained herein, and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged by each party hereto, Licensor and Licensee hereby agree as follows:

SECTION 1.     DEFINITIONS AND INTERPRETATION

          (A) DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

     "AAA" shall have the meaning set forth in Section 18(B)(i) hereof.

     "AAA RULES" shall have the meaning set forth in Section 18(B)(i) hereof.

     "ACCOMMODATION" means lodging for the public in a hotel setting and other associated services and facilities.

     "ACCOUNTING REFEREE" shall have the meaning set forth in Section 18(A)(i) hereof.

     "ADJUSTED FOR INFLATION" means an amount adjusted for inflation by being increased on each anniversary of the Opening Date by the lesser of (i) Three percent (3%) or (ii) an adjustment based upon the "Inflation Index" (as defined below). The amount of the adjustment under (ii) shall be determined by multiplying the amount which is the subject of the escalation by a fraction the denominator of which is the "Inflation Index" for the month from which such adjustment shall be made (the "BASE MONTH"), and the numerator of which is the "Inflation Index" for the month immediately prior to the month in which the adjustment for inflation shall be made (the "ADJUSTMENT MONTH"), provided that if the Inflation Index for the Base Month is less than the Inflation Index for the Adjustment Month, the amount to be adjusted will be multiplied by one (1) for purposes of making calculations hereunder. In the event an amount is to be Adjusted for Inflation and there is no reference to the Base Month, the Base Month shall be the month that includes the Effective Date. For purposes of this paragraph, the Inflation Index shall mean the U.S. City Average Price Index for All Urban Consumers for All Items (Base Year 1982 - 1984) as published by the United States Department of Labor, Bureau of Labor Statistics; provided that if such index is discontinued or is unavailable, then the parties will substitute therefor a comparable index for use in calculating changes in the cost of living or purchasing power of consumers published by any other governmental agency, major bank, financial institution or university or by another recognized financial publication, with such adjustments as shall be reasonably necessary to produce substantially the same results as would have been obtained under the unavailable index.

     "ADVISORY SERVICES" shall have the meaning set forth in Section 5(I) hereof.

     "AFFILIATE" shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "AGREEMENT" shall have the meaning set forth in the first paragraph hereof.

     "BOOKS AND RECORDS" shall have the meaning specified in Section 12(B) hereof.

     "BRANDED MERCHANDISE" shall mean those items of personal property, products and merchandise bearing the Licensed Marks which Licensor sells in the Hotel/Casino Retail Store leased to Licensor pursuant to the Retail Store Lease Agreement.

     "BUSINESS DAY" shall mean any day other than a day on which banking institutions are required or authorized to be closed in Orlando, Florida or Biloxi, Mississippi.

     "CAFE LEASE AGREEMENT" shall mean that certain Lease Agreement by and between Licensee, as landlord, and Hard Rock STP (as hereinafter defined), as tenant, whereby Licensee shall lease space within the Hotel/Casino to Hard Rock STP to operate a Hard Rock Cafe, in the form attached hereto as EXHIBIT B.

     "CASINO" shall mean the casino portion of the Hotel/Casino.

     "CLAIMS" shall have the meaning set forth in Section 19(A) hereof.

     "COMPARABLE STANDARDS" shall mean, as appropriate in context, the manner of operation, frequency of repairs made, cleanliness, quality of materials used, degree of training and retraining for employees, and other similar considerations, as are regularly used and/or practiced by (a) a majority of Licensor's other similar U.S. facilities (either hotel or casino), provided Licensor, at the time such Comparable Standards are being considered, has in full operation at least six (6) such similar U.S. facilities, or (b) if Licensor does not have six (6) similar U.S. facilities in full operation, similar U.S. facilities of similar size and catering to similar clientele who have earned a "four diamond" rating by the Automobile Club of America, at the time such Comparable Standards are being considered.

     "COMPETITIVE TERRITORY" means the geographic region depicted on the map attached hereto as EXHIBIT F and made a part hereof, which shall include the cities of Biloxi, Gulfport and Bay of St. Louis.

     "CONFIDENTIAL INFORMATION" shall mean any information or material that is proprietary to one of the parties hereto, or imparted or made available by one of the parties hereto to the other party hereto, that, in either case, is either specifically listed in the following sentence or marked confidential or confirmed in writing within fifteen (15) Business Days of disclosure as confidential. Notwithstanding the foregoing, the following items shall be deemed confidential, regardless of whether the same is marked or designated as such:
(i) the Hotel System and related Manuals and all information, components and elements set forth therein; (ii) all information, knowledge or data relating to new products and entertainment concepts; (iii) either party's strategic plans, pricing policies, recipes (other than generic recipes) and the testing thereof;
(iii) trade secrets; (iv) training programs and techniques; (v) proprietary ideas and concepts; (vi) marketing and advertising techniques and plans for design, sourcing and providing goods and services; (vii) customer research; and
(viii) financial information concerning the Hotel/Casino and its businesses. Confidential Information shall not include information or material that: (w) is or becomes generally available to the public other than as a result of a disclosure by the party receiving it hereunder; (x) is or becomes available to the party receiving it hereunder on a non-confidential basis form a source which, to the knowledge of the party receiving it hereunder, is entitled to disclose it without restriction: (y) was known to the party receiving it hereunder prior to its disclosure hereunder as evidenced by written documentation; or (z) is verifiably developed by the party receiving it hereunder without the benefit of the information or materials disclosed hereunder.

     "CONTINUING FEE(s)" means the fee(s) Licensee will pay for the duration of this Agreement to Licensor as consideration for the use of the Licensed Rights under the terms and conditions of this Agreement, and as more specifically provided for in Section 4(B) hereof.

     "CONTROLLING INTEREST" shall mean BOTH (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Licensee, whether through the ownership of voting securities, by contract, or otherwise, and (ii) the direct or indirect ownership of twenty percent (20%) or more of the equity interests of Licensee.

     "DISPUTE" shall have the meaning set forth in Section 18(B)(i) hereof.

     "DISPUTE NOTICE" shall have the meaning set forth in Section 18(A)(i) hereof.

     "FEES" shall the meaning set forth in Section 4(C) hereof.

     "FF&E" shall mean all furniture, fixtures and equipment (other than operating supplies) located at or used in connection with the Project, including without limitation: (i) all gaming equipment, including without limitation, all slot machines and video gaming devices; (ii) all furniture, furnishings, built-in furniture, carpeting, draperies, decorative millwork, decorative lighting, doors, cabinets, hardware, partitions (but not permanent walls), televisions and other electronic equipment, interior plantings, interior water features, artifacts and artwork, and interior and exterior graphics; (iii) communications equipment; (iv) all fixtures and specialized hotel equipment used in the operation of kitchens, laundries, dry cleaning facilities, bars and restaurants; (v) telephone and call accounting systems; (vi) rooms management systems, point-of-sale accounting equipment, front and back office accounting, computer, duplicating systems and office equipment; (vii) cleaning and engineering equipment and tools; (viii) vehicles; (ix) recreational equipment; and (x) all other similar items which are used in the operation of the Project, excluding, however, any personal property which is owned by subtenants, licensees, concessionaires or contractors.

     "FISCAL YEAR" shall mean the twelve (12) month period commencing January 1 and ending December 31, except that the first Fiscal Year shall be that period commencing on the Opening Date and ending on the next December 31.

     "FOOD AND BEVERAGE" means those items of food and beverage sold at the Hotel/Casino, but excluding all food and beverage sold by any Hard Rock Cafe at the Licensed Location governed by the Cafe Lease Agreement.

     "FORCE MAJEURE" shall have the meaning set forth in Section 21(K) hereof.

     "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

     "GAMING" means the conduct of gaming activities, as defined by Miss. Code Ann. Section 75-76-5(l), or any successor or substitute statute. The Parties acknowledge that the display or use of the Hard Rock Marks and the Memorabilia, the electronic visual and audio aspects, including, but not limited to, music selection and the use of videos within the gaming area does not constitute Gaming.

     "GOVERNMENTAL AUTHORITY" means any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof having control or regulatory authority over the Licensed Location, the Hotel/Casino or the Project.

     "HARD ROCK ELEMENTS" shall mean those aural or visual aspects of the Hotel/Casino which uniquely identify a facility as being a Hard Rock facility, including but not limited to (1) the use of distinctive exterior and interior designs, layouts, concepts, decor, music-related memorabilia and icons, and staff uniforms; (2) the process for selecting and training employees in all customer service and interface positions; (3) the electronic visual and audio aspects of the Hotel/Casino, including but not limited to music and video selection; (4) advertising and marketing standards for the uses and presentation of the Licensed Marks, including such usage in connection with media events, television, radio and print, and coordination of public relations activities;
(5) distinctive furniture, distinctive carpeting, decorative millwork, decorative lighting, acoustics, graphics, signage and audio visual equipment; and (6) any other use or display of the Hard Rock trademarks.

     "HARD ROCK HOTEL" means a hotel, lodge, inn or similar establishment within a property or resort named or identified with the Hard Rock Marks which is a place for overnight lodging. As respects a particular Hotel/Casino, the term "Hotel" shall include the hotel buildings and structures at any time constructed and situated on the land, whether owned or leased, comprising that location, and all facilities, structures and improvements relating thereto, including, without limitation, guestrooms, any lobbies, kitchen, dining rooms, restaurants, meeting and banquet rooms and facilities, bars, swimming pools, theaters, health clubs, landscaping, parking areas, roadways and walkways.

     "HARD ROCK LEASES" shall mean collectively the Cafe Lease Agreement and Retail Store Lease Agreement (as hereinafter defined).

     "HARD ROCK MARKS" shall mean the name "Hard Rock Hotel", "Hard Rock Casino" and all associated or related trademarks, trade names, service marks, logos, slogans, trade dress, commercial symbols, and other intellectual property rights of Licensor and its Affiliates related thereto as set forth on EXHIBIT A, as such exhibit may from time to time be amended by written agreement of the parties to this Agreement.

     "HARD ROCK STP" shall mean Hard Rock Cafe International (STP), Inc., a New York corporation.

     "HOTEL" shall mean the hotel portion of the Hotel/Casino.

     "HOTEL/CASINO" shall mean the Hard Rock Hotel, Casino and live music venue to be developed and operated at the Licensed Location and all related improvements, including FF&E, as approved in accordance with the provisions of this Agreement. No timeshare or other fractional ownership rights shall be included and License has no rights to develop timeshare or fractional ownership interest as part of the Project.

     "HOTEL/CASINO RETAIL STORE" shall mean that area within the Project to be leased to Hard Rock STP pursuant to the Retail Store Lease Agreement where Hard Rock STP shall sell Branded Merchandise. Licensee shall build the Hotel/Casino Retail Store in accordance with criteria specified by Licensor in the Retail Store Lease Agreement.

     "HOTEL SYSTEM" shall mean the method, to be developed, of (a) operation of the Hotel and (b) conforming the Casino with the Hard Rock Elements, to be operated pursuant to the terms of this Agreement. Licensor will own the rights in the Hotel System and the Manuals which are developed by the Licensor. Licensor will consult with Licensee, or Licensee's designated agent, to develop and implement the Hotel System, and all subsequent modifications to the Hotel System and Manuals. The Hotel System shall be commercially reasonable in accordance with Comparable Standards, and in no event shall it require any more onerous obligations, responsibilities and expense of Licensee than Licensee would have in creating and operating the hotel/casino in Las Vegas currently operated under the Hard Rock brand, as it exists as of the date of this Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, the Hotel System and Manuals shall not address Gaming or any procedures or policies for the operation of Gaming.

     "HRC COMPETITOR" shall mean (a) a Planet Hollywood, Motown Cafe, House of Blues, Rainforest Cafe, Country Star, Harley Davidson Cafe, ESPNZone, TGI Fridays, Chili's, Applebee's, Houlihans or Bennigans; (b) a restaurant chain (i) operating under the same name in six or more Metropolitan Statistical Areas,
(ii) with theme-related icons or memorabilia displayed throughout the premises in a museum or collection type manner, and (iii) which derives greater than ten percent (10%) of its gross revenues from the sales of merchandise; or (c) any American dining theme-restaurant whose primary business is the sale of hamburgers or bar b-que.

     "INDEMNIFY" means to defend, indemnify against, hold harmless from, and reimburse for.

     "INTEREST RATE" means the prime rate listed in the "Money Rates" section of the WALL STREET JOURNAL from time to time plus four percent (4.0%) per annum, provided that in no event shall the Interest Rate exceed the maximum rate permitted by applicable Law(s).

     "LAW(s)" means any and all laws, judgments, decrees, orders, rules, regulations or official legal interpretations of any Governmental Authority.

     "LEASE" shall have the meaning set forth in Section 6 hereof.

     "LICENSEE'S POLICIES" means the reasonable, non-discriminatory (as applied to Licensor, Licensee [in its operation of businesses in the Hotel/Casino], other tenants in the Hotel/Casino and their respective employees, invitees and licensees) written policies and procedures adopted by Licensee related to the security and privacy of the Gaming operations conducted by Licensee and approved in writing by Licensor, which approval shall not be unreasonably withheld, conditioned or delayed, and all future modifications to such written policies and procedures which are (i) approved in advance and in writing by Licensor if such modifications adversely affect the rights or interest of Licensor hereunder, or (ii) provided to Licensee at least thirty (30) days prior to the effective date of such modifications, if such modifications do not adversely affect the rights or interest of Licensor hereunder.

     "LICENSED LOCATION" means the real property upon which the Hotel/Casino is to be located as approved by Licensor pursuant to Section 5(B) hereof, and includes such real property, all structures located or constructed thereon, all FF&E, and all appurtenances to any of the foregoing, together with all easements, entrances, exits, rights of ingress and egress thereto, and all improvements thereon or thereto.

     "LICENSED MARKS" shall mean those Hard Rock Marks, as depicted and (subject to the restrictions) set forth in EXHIBIT A hereto, as such exhibit may from time to time be amended by written agreement of the parties to this Agreement.

     "LICENSED RIGHTS" means the right to use (i) the Licensed Marks, and (ii) the trade dress elements representing the total image and overall appearance of a Hard Rock Hotel and Casino, including but not limited to, distinctive exterior and interior designs, layouts, concepts, decor, color schemes, music-related memorabilia and icons, furnishings, and staff uniforms; all in accordance with this Agreement. Licensor will own all of the Licensed Rights incorporated into the Hotel System, the Manuals, the Hotel/Casino and/or the Project, in each case developed by Licensor.

     "LICENSING FEE REVENUES" shall mean, during the relevant period, the aggregate of: (a) all revenues, income and proceeds of any kind from the rental of guest rooms, conference rooms and meeting rooms at the Hotel/Casino, excluding any Federal, state and municipal excise, sales, resort, use and other taxes collected from patrons or guests as a part of or based upon the sales price of any goods or services, (b) sale of Food and Beverage, Merchandise, collection of parking fees or other receipts of any kind and including, without limitation, (i) the fair market values of any barter and other non-cash property and services received as an alternative to cash payments pursuant to recurring practices that reduce or offset or substitute for revenues, (ii) sixty percent (60%) of the Average Daily Rate of any guest rooms charged to guests, customers or clients on a "complimentary" basis, without charge or for a reduced charge (other than to Hard Rock executives), whether as part of a "frequent traveler" program offered by Licensee (except for programs that grant awards based solely on paid room nights by a guest at the Hotel/Casino) or for any other reason,
(iii) awards or any other form of incentive payments from any source whatsoever which are attributable to the rental of guest rooms the Hotel/Casino, and (b) the proceeds (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof) of business interruption insurance actually received by Licensee with respect to the revenue items described in subsection (a) of this definition with respect to the Project, in each case only to the extent such revenues are actually received by Licensee or, if applicable (with respect to fair market value) as actually granted or utilized by Licensee. As used in this section, the "Average Daily Rate" shall mean One Hundred Dollars ($100.00) with respect to the first Operating Year, and, thereafter, shall mean the average rate per night for rooms in the Hotel charged to guests during the preceding Operating Year, provided, however, rooms let or made available to guests, customers or clients on a "complimentary" basis, without charge or for a reduced charge, regardless of the cause therefor, shall not be included in the calculation of the Average Daily Rate.

     Notwithstanding the above, and for the avoidance of doubt, the parties agree that Licensing Fee Revenues shall not include: (i) any revenues, receipts and income of any kind received by Licensee from "gaming", as defined by Miss. Code Ann. '75-76-5(1) (as hereafter amended), at the Hotel/Casino; or (ii) revenues generated by Licensor at the Hard Rock Cafe and the Hard Rock Retail Store located at the Project.

     "MANAGEMENT STANDARD" shall mean the standard of a first-class, four-star resort hotel as defined by the current standard as of the date hereof of the Hard Rock Hotel located in Las Vegas, Nevada.

     "MANUALS" shall mean, collectively, all operating manuals, training manuals and all accompanying workbooks to be developed by Licensor to implement the Hotel System pursuant to this Agreement, as amended, supplemented, or otherwise modified from time to time by Licensor, in its sole discretion.

     "MARKS COMPLIANCE COORDINATOR" shall have the meaning set forth in Section 9(C) hereof.

     "MEMORABILIA LEASE" shall mean that certain Memorabilia Lease by and between Hard Rock STP, as lessor, and Licensee, as lessee, whereby Hard Rock STP shall lease "rock and roll" memorabilia to Licensee for display in the Hotel/Casino, in the form attached hereto as EXHIBIT C.

     "MERCHANDISE" shall include those items of personal property, products and merchandise which Licensee sells at the Hotel/Casino, expressly excluding any and all Branded Merchandise and items of personal property, products and merchandise which Hard Rock STP sells at the Hard Rock Cafe located within the Hotel/Casino.

     "METROPOLITAN STATISTICAL AREA" shall mean the designation by the U.S. Census Bureau for metropolitan areas with a central city or an urbanized area having a minimum population of 50,000 with a total metropolitan population of at least 100,000 and including all counties that have strong economic and social ties to the central city.

     "NET WIN" shall mean the amount remaining after payment of and accrual for prizes and complimentary benefits extended to players and taxes paid by Casino on "Gross Revenues" as defined by the Mississippi Gaming Commission on the date hereof.

     "NOTICE(s)" shall have the meaning set forth in Section 21(B) hereof.

     "OPENING DATE" shall mean the date the Hotel/Casino is opened for business to the public, the deadline of which is set forth in Section 5(N) hereof.

     "OPERATING PERIOD" means the period beginning with the Opening Date and continuing for the term of this Agreement.

     "OPERATING YEAR" shall mean the twelve consecutive (12) month periods commencing on the first day of the first calendar month after the Opening Date and ending on the last day of the twelfth full calendar month after the Opening Date, except that the first Operating Year shall be that period commencing with the Opening Date and ending on the last day of the twelfth full calendar month after the Opening Date.

     "PERMITS" means any and all licenses, permits, approvals, variances, waivers or consents from any Governmental Authority.

     "PERSON" shall mean (i) an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, estate, trust, unincorporated, associated or other entity, (ii) any Federal, state, county or municipal government or any bureau, department, political subdivision or agency thereof, and (iii) a fiduciary acting in such capacity on behalf of any of the foregoing.

     "PRE-OPENING PERIOD" means the period from the date hereof until the Opening Date.

     "PROJECT" shall mean (i) the Hotel/Casino and its related amenities, (ii) a barge to be moored at the site with approximately 70,000 square feet of gaming space, (iii) a Hard Rock Live! music venue, (iv) all real property interests at the Licensed Location, and (v) such other developments as the parties may mutually agree to include in the Project, in each case, together with all buildings, structures, FF&E, and improvements related thereto.

     "PROJECT MANAGER" shall mean the individual responsible for the day-to-day management of the construction of the Project.

     "PROPERTY SYSTEM(s)" means any property system(s) (including without limitation all equipment and Software), whether proprietary to Licensor and/or third parties, designated by Licensor for use by Hard Rock Hotels, as such property systems may from time to time be modified by Licensor.

     "PROTECTED PERSONS" shall the meaning set forth in Section 17(C) hereof.

     "RESERVATION SYSTEM" means any reservation system designed by or utilized by Licensor (including without limitation all equipment and Software) for Hard Rock Hotels, as such reservation system may be from time to time modified by Licensor.

     "RESERVE FUND" shall have the meaning specified in Section 9(D) hereof.

     "RETAIL STORE LEASE AGREEMENT" shall mean that certain Lease Agreement by and between Licensee, as landlord, and Hard Rock STP, as tenant, whereby Licensee shall lease space within the Project to Hard Rock STP to operate the Hotel/Casino Retail Store selling Branded Merchandise, in substantially the same form as the Cafe Lease Agreement, subject to the business terms attached hereto as EXHIBIT B-1.

     "SOFTWARE" means all computer software and accompanying documentation (including all future enhancements, upgrades, additions, substitutions and other modifications thereof) as may be provided pursuant to this Agreement to Licensee by Licensor or third parties designated by Licensor for use in Hard Rock Hotels.

     "TERRITORY" shall mean Biloxi, Mississippi.

     "TOTAL REVENUES" shall mean, during the relevant period, total revenue as determined under GAAP, and in any event shall include, without limitation, all income of every kind and all proceeds of sales of every kind (whether in cash, barter or on credit) resulting from the operation of the Project and any of the facilities therein and goods and services provided thereby, including, without limitation, (a) the Net Win from all gaming activities conducted at the

Licensed Location or within the Project, (b) all income and proceeds from the rental of rooms, Food and Beverage sales, sales of other goods and services, (c) vending machine income, telephone revenues, parking revenues, revenues from any recreational facilities, and entertainment revenues, (d) all income and proceeds received from tenants, transient guests, customers, lessees, licensees and concessionaires, including rental payments from the Hard Rock Cafe and the Hotel/Casino Retail Store pursuant to the Lease Agreement (but not including the gross receipts of such lessees, licensees or concessionaires) and other Persons occupying space at the Project and/or rendering services to Project guests (but exclusive of all consideration received at the Project for hotel accommodations, goods and services to be provided elsewhere, although arranged by, for or on behalf of Licensee), (e) the fair market values of any barter and other non-cash property and services received by Licensee as an alternative to cash payments pursuant to recurring practices that reduce or offset or substitute for revenues, (f) the value (as reflected in the audited financial statements of Licensee) of any Hotel rooms, facilities or services offered to guests, customers or clients without charge or for a reduced charge, whether as part of a "frequent traveler" program offered by Licensee or the Hotel manager or for any other reason, (g) revenues arising from corporate sponsorships (where permitted herein), (h) awards (other than condemnation awards for the value of the Project), any other form of incentive payments or awards from any source whatsoever which are attributable to the operation of the Project, (i) the proceeds from any temporary taking (after deduction from said proceeds of all necessary expenses incurred in the restoration of the improvements as may have been necessitated by such taking), and (j) the proceeds (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof) of business interruption insurance actually received by Licensee with respect to the operation of the Project, in each case only to the extent such revenues are actually received by or on behalf of Licensee or, if applicable, as actually granted or utilized by Licensee.

     Notwithstanding the above, the following shall, however, be excluded from Total Revenues: (i) all revenues, receipts and income of every kind received by Licensor or any Affiliate of Licensor in respect of, or attributable to, the Hard Rock Cafe and the Hotel/Casino Retail Store at the Licensed Location; (ii) Federal, state and municipal excise, sales, resort, use, and other taxes collected from patrons or guests as a part of or based upon the sales price of any goods or services, including, without limitation, gross receipts, room, bed, admission, cabaret, or similar taxes; (iii) any gratuities collected and paid over to employees; (iv) the proceeds of any financing or refinancing of the Project or capital contributions or advances to Licensee; (v) interest on funds in the Reserve Fund; (vi) proceeds from the sale of any FF&E; (vii) proceeds from the sale of the Hotel/Casino or other facilities included in the Project; and (viii) proceeds of hazard insurance, other than business interruption insurance.

          (B) SCOPE OF TERMS. The use of the words defined herein shall include the plural or singular forms of such terms, and the male, female, or neutral gender thereof, as appropriate.

          (C) REFERENCE TERMS. The use of the words "herein", "thereof", "hereinafter", "hereinabove", and other words of similar import shall be deemed to refer to this Agreement as a whole, and not to a specific section, subsection, or paragraph thereof.

SECTION 2.     GRANT; SCOPE

          (A) GRANT. Licensor hereby grants to Licensee, upon and subject to the terms and conditions contained in this Agreement, and Licensee hereby accepts, the exclusive right and license to develop, operate, own, and manage one (1) Hotel/Casino using and displaying the Licensed Rights at the Licensed Location, and to promote such facility anywhere in the world, including the use of Licensed Marks at the Hotel/Casino. Licensor's right to license, develop, own or operate a physical structure branded with the Hard Rock Marks within the Competitive Territory during the term of this Agreement shall be subject to the restrictions set forth herein.

          (B) SCOPE. All rights granted to Licensee are limited to the establishment, operation and promotion of a Hotel/Casino utilizing the Licensed Rights from the Licensed Location to the extent specifically provided for in this Agreement. Licensee may not otherwise commercialize or utilize, whether or not for profit, any of the Licensed Rights. Licensee may not use the Hard Rock Marks unless they are Licensed Marks. The rights granted to Licensee hereunder shall not entitle Licensee to sell Branded Merchandise from the Licensed Location or any other location, and Licensee acknowledges that Branded Merchandise may be sold at the Licensed Location only by Licensor or its Affiliates or by a Person duly licensed by Licensor to sell Branded Merchandise. The rights granted to Licensee do not include any rights to brand and operate other facilities at the Hotel/Casino on or from the Licensed Location utilizing the Hard Rock Marks, except as expressly approved in advance by Licensor, in its sole discretion.

          (C) RESERVED RIGHTS. Licensor reserves all rights not specifically granted to Licensee pursuant to this Agreement. Nothing in this Agreement shall prevent Licensor or its Affiliates from (i) developing or licensing others to develop: (a) Hard Rock Hotels with casinos or Hard Rock casinos anywhere outside the Competitive Territory, (b) Hard Rock Hotels (without casinos) anywhere outside the Competitive Territory, (c) Hard Rock Cafes anywhere outside the Competitive Territory, (d) Hard Rock Live! facilities anywhere outside the Competitive Territory, (e) facilities utilizing the Hard Rock Marks (other than Hard Rock Hotels, Hard Rock casinos, Hard Rock Cafes and Hard Rock Live! facilities) any where in the world including, the Competitive Territory, (f) Hard Rock branded timeshare or other fractional ownership anywhere in the world, including the Competitive Territory, and
     (g) resorts, hotels and/or casinos, and other facilities using any names or marks, other than the Licensed Marks anywhere in the world, and (ii) promoting and protecting all such facilities anywhere in the world. In addition to the foregoing, nothing in this Agreement shall prevent Licensor or its Affiliates from (a) selling, or licensing third parties to sell, from a site within the Competitive Territory or a location ancillary and commonly operated by such site within the Competitive Territory, Branded Merchandise, excluding Branded Merchandise referring to and/or depicting the geographic location of the Project within the Competitive Territory, or
     (b) owning, developing (or licensing others to develop) or operating, anywhere in the world (i) any form of on-line gaming (no matter where a Person logs in for such on-line gaming service) or (ii) any form of gaming activities conducted on or from a vessel except that Licensor shall not be entitled, directly or indirectly, to operate, own or develop vessels utilizing the Hard Rock Marks on which gaming is conducted which remain moored within the Competitive Territory or depart from the Competitive Territory and return to the Competitive Territory within twenty-four (24) hours of such departure. Licensee acknowledges and agrees that no rights are or will be granted in this Agreement for the development, construction, operation or maintenance or other interest in any "Hard Rock Cafe", which rights shall be subject to the Cafe Lease Agreement.

          (D)     RESTRICTIONS.

                  (i) The rights granted to Licensee do not include any rights to use or otherwise identify the Hard Rock name or the Licensed Marks with any businesses or facilities other than as herein granted respecting the one (1) Hotel/Casino at and from the Licensed Location, except as expressly approved in advance in writing by Licensor in its sole discretion, and except that Licensee may utilize the Licensed Marks on designations and directional signage and consumables within the confines of the Hotel/Casino. Licensee shall not use or register any trademark which is confusingly similar to the Licensed Marks or use the Licensed Marks in any manner which creates a unitary or composite trademark with the trademark of any third party or in connection with the marks of any sponsor. Licensee shall use the representations of the Licensed Marks, with respect to the location of the words in the design logo, only in the manner set forth in this Agreement with the words "Hard Rock Hotel" within the circle logo and the geographic or other designation described therein below the circle logo. Without Licensor's express written consent, in its sole discretion, Licensee shall not replace the word "Hotel" within the circle logo with any other designation.

                  (ii) Neither Licensee nor its Affiliates shall, or shall permit any third party to, at any time, construct, operate or maintain at the Hotel/Casino (a) any other business that is confusingly similar to a Hard Rock Cafe, or (b) any other business that utilizes the Hard Rock Marks, except as expressly permitted herein, or take any actions that would infringe or otherwise violate the Hard Rock Marks.

SECTION 3.     TERM; EXTENSION OF TERM

          (A) INITIAL TERM. This Agreement shall be effective and binding from the date of its execution, as set forth on the first page hereof, and shall continue for an initial term of twenty (20) Fiscal Years after the Opening Date, unless sooner terminated as provided herein.

          (B) RENEWAL TERM. Except as otherwise provided for in this Agreement, Licensee shall have the option of renewing the term hereof for two (2) successive ten (10) year renewal terms upon the same term and conditions as are contained herein, by providing Licensor with written notice of its exercise of its option not more than eighteen (18) months and not less than six (6) months prior to the expiration of the then-current term of this Agreement, provided that at the time of the exercise of such option: (i) Licensee is not in default under the terms of this Agreement or any other agreement between Licensee and Licensor or any of its Affiliates after written notice and opportunity to cure as provided for herein or therein, and (ii) with respect to the second renewal option, Licensee shall have exercised the first renewal option. Upon the elapse of such option period and prior to termination, Licensor agrees to notify Licensee in writing of its failure to renew in order to confirm Licensee's nonrenewal decision, whereupon Licensee shall have seven (7) days within which to elect to exercise its renewal option. If Licensee fails to notify Licensor of its election within such seven (7) day period, Licensee shall be deemed to have elected not to exercise such renewal option. Upon any such renewal, no additional Territory Fee shall be due.

SECTION 4.     COMPENSATION TO LICENSOR

          (A) TERRITORY FEE. As consideration for the grant of the right to use the Licensed Rights as provided herein, Licensee shall pay to Licensor a one-time territory fee of Five Hundred Thousand Dollars ($500,000) (the "TERRITORY FEE"), which is due and payable upon execution of this Agreement.

          (B) CONTINUING FEES. As further consideration for the grant of the right to use the Licensed Rights as provided herein, Licensee hereby agrees to pay to Licensor a fee equal to three percent (3%) of the Licensing Fee Revenues during the term of this Agreement (the "CONTINUING FEES"). In no event shall this Section be construed so as to allow Licensor to share in any revenue generated by the Licensee's Gaming operations at the Hotel/Casino.

          (C) PAYMENT OF FEES. The Continuing Fees will be payable to Licensor monthly, within ten (10) days after the end of each calendar month, based on Licensing Fee Revenues generated during the preceding calendar month. The Territory Fee and Continuing Fees and all other fees, contributions, expenses and reimbursements due from Licensee hereunder (collectively, "FEES"), shall be paid by wire transfer of immediately available funds to an account designated in writing from time to time by Licensor.

          (D) ANNUAL FEES. As further consideration for the grant of the right to use the Licensed Rights as provided herein, Licensee shall pay Licensor a non-refundable annual fee ("ANNUAL FEE") in the following amount:

          Year 1     $ 1,100,000
          Year 2     $ 1,200,000
          Year 3     $ 1,400,000
          Year 4     $ 1,400,000
          Year 5     $ 1,500,000

     From Year 6 until the end of the Term, the Annual Fees shall be Adjusted for Inflation each year. The "Base Month" for the Adjustment for Inflation shall be the first calendar month of Year 5. All Annual Fees shall be paid without regard to the revenues or financial performance of the Hotel/Casino. The Annual Fee shall commence on the Opening Date and continue for each year or partial year during the Term. The Annual Fee shall be payable in equal monthly installments in arrears within ten (10) days after the end of each calendar month.

          (E) TECHNICAL SERVICES FEES. As consideration for the Technical Services (as defined below) to be provided by Licensor, Licensee shall pay to Licensor One Thousand

     Dollars ($1,000) per key or room to be part of the Hotel/Casino, which sum shall be paid in equal monthly installments commencing upon the execution of this Agreement until the date which is twenty-four (24) months after the date of execution of this Agreement (the "TECHNICAL SERVICES FEE") within ten (10) days after the end of each calendar month. For purposes of payment of the Technical Services Fee prior to the actual determination of the number of keys or rooms to be part of the Hotel/Casino, it shall be assumed that Licensee will construct three hundred twenty (320) rooms. Upon final determination of the actual number of rooms or keys to be part of the Hotel/Casino, the parties shall reasonably cooperate to reconcile any overpayment or underpayment of the Technical Services Fee.

          (F) LATE PAYMENTS. Unpaid amounts due and owing from Licensee or Licensor, shall bear interest, pro rata per day, on the past due balance at the Interest Rate; provided, however, that if the last day on which any such amounts due and owing from Licensee or Licensor can be paid without being considered past due falls on a non-Business Day, then the last day for paying such sums without being considered past due shall be the next Business Day thereafter.

          (G) ALL FEES ARE NONREFUNDABLE. No Fees or other sums payable hereunder shall be refundable to Licensee, except as specifically provided herein. Notwithstanding the foregoing, Licensor shall refund any overpayments made by Licensee.

          (H) OFFSETTING OR WITHHOLDING BY LICENSEE. The Hard Rock Leases require an Affiliate of Licensor, Hard Rock STP to pay an ongoing rental to Licensee, all as more particularly described in the applicable Hard Rock Leases (collectively, the "RENTAL PAYMENT"). In the event Hard Rock STP is more than five (5) days late (beyond any applicable grace period or curative period set forth in the applicable Hard Rock Lease) in the payment of any Rental Payment due under either Hard Rock Lease, and Licensee obtains a judgment or award from the arbitrator in accordance with the applicable Hard Rock Lease that such amount is due and owing, then, Licensee may, in addition to any other remedies it may have under the applicable Hard Rock Lease, offset the unpaid Rental Payment (in the amount determined by the arbitrator), or portion thereof, against the Fees coming due under this License Agreement until the Rental Payments, or outstanding portion thereof, are paid to Licensee.

          (I) The parties acknowledge that a reasonable, good faith error in the calculation of Total Revenues or Licensing Fee Revenues shall not be deemed a default hereunder.

SECTION 5.     DEVELOPMENT/OPERATION OF HOTEL/CASINO

          (A) LICENSURE. If in connection with this Agreement, the Licensor or its Affiliates are required to undergo a gaming licensure process, then at the request of Licensor, Licensee agrees to negotiate in good faith a modification of this Agreement that would avoid such gaming licensure requirement, provided that such modification does not adversely affect Licensee's or Licensor's interests. For purposes of this Section, "interests" shall mean Licensee's and Licensor's financial, legal and other interests.

                  (i) The Project shall be designed and developed in substantial accordance with the scope set forth in the project concept plan and preliminary budget attached hereto as EXHIBIT D (the "PROJECT CONCEPT PLAN"), as such Project Concept Plan is reasonably negotiated and amended between the parties. The number of keys or rooms within the Hotel/Casino for lodging shall not be less than three hundred
          (300) nor more than one thousand (1000), without Licensor's prior written consent, as determined in Licensor's sole discretion. The Project Concept Plan for the Hotel/Casino, and the Hotel/Casino as finally constructed, shall include a Hard Rock Cafe conforming to standards prescribed by Licensor and set forth in the Cafe Lease Agreement, which Hard Rock Cafe shall be leased to Licensor pursuant to the Cafe Lease Agreement.

                  (ii) Notwithstanding any provision of this Agreement to the contrary (except in respect to compliance with Laws and Governmental Authorities), Licensor shall have full discretionary approval, in its sole discretion, over all aspects of the development of the Project which include Hard Rock Elements to the extent not covered by the Hotel System or Manuals. Licensor's approval rights shall not include approval over the design and layout of the gaming area (E.G., the placement within the gaming area of table games, machines, cashier's cages and other elements associated with gaming activity) or the training of the gaming personnel, but shall include approval, in its sole discretion, over the display and use of the Licensed Marks and the Memorabilia, the electronic visual and audio aspects, including but not limited to music selection and the use of videos within the gaming area and the gaming employee uniforms. Notwithstanding the foregoing, all table games shall include a prominent visual reference to the Hard Rock brand, such as custom felt containing the Hard Rock Hotel logo and rock lyrics, and branded chips, similar to those in current use at the Hard Rock Hotel in Las Vegas. Licensor agrees to reasonably and timely consult with Licensee with respect to its approval over the aspects of the Project that include Hard Rock Elements.

                  (iii) Licensee shall use reasonably diligent efforts to acquire and develop the Licensed Location and the Hotel/Casino and shall, with all reasonable diligence, construct, complete, furnish and equip the Hotel/Casino, which in no event shall be of a lesser quality than as set forth in the Hotel System, the Manuals and the Project Concept Plan (as defined below), and in accordance with all of the requirements of this Agreement. Licensee shall be solely responsible and solely at risk to make certain the Licensed Location and the Hotel/Casino, as constructed and operated, comply in all respect with all applicable Laws and all other requirements of all Governmental Authorities. In the event any of the approvals required herein, the Hotel System, the Manuals or the Project Concept Plan would prevent such compliance, or would subject Licensor to gaming laws or licensure, then Licensor acknowledges and agrees that the laws and requirements of all Governmental Authorities, including without limitation the Mississippi Gaming Commission, shall control and govern.

                  (iv) Licensor shall own the Hotel System and the Manuals exclusively. At all times during and after the term of this Agreement, Licensee and its respective Affiliates shall not be entitled to use for any other purpose: (i) the Hotel System and the Manuals, and (ii) restaurant concepts and menus used at the Hotel/Casino at any time and from time to time if such concepts and menus are sufficiently significant to be uniquely associated with the Hotel/Casino. The provisions of this clause (iv) shall survive the termination of this Agreement.

          (B) SITE REVIEW AND APPROVAL RIGHTS. (i) Licensor has reviewed and preapproved the site described on EXHIBIT E attached hereto (the "PREAPPROVED SITE"). Prior to any commitment by Licensee to a location other than the Preapproved Site, Licensee shall have submitted to Licensor a written request for written approval by Licensor of such proposed site, and the specific location of the Hotel/Casino thereon. The written request for approval of a proposed site shall be accompanied by a feasibility study for the proposed site comparable to the feasibility study prepared for the Preapproved Site and all other locational, demographic, and operating information as Licensor shall reasonably request, including, without limitation, area maps, initial site plans, initial floor plans and layouts, initial business and operating plan (including Total Revenues and expense projections), basic demographic and traffic pattern information, local transportation and parking facilities, and location of competing establishments. Licensee shall also provide Licensor with a site report for the Hotel/Casino (the "REPORT") if site requested is other than the Preapproved Site. The Report shall include salient features of the proposed site, building type and placement information (and anticipated development expenditures, preliminary plans, specifications or sketches of the Hotel/Casino) and other information reasonably requested by Licensor in order to understand the Hotel/Casino and surrounding development. Licensee shall bear all costs it incurs in connection with the preparation and delivery of any feasibility studies and Reports pursuant hereto. Licensor shall be permitted to visit and inspect the proposed site prior to date by which it would be required to submit any objections to such proposed site, and thereafter. Licensor's approval of the proposed site will not be unreasonably withheld provided that the projected revenues set forth in the feasibility study for the proposed site are not less than eighty percent (80%) of the projected revenues set forth in the feasibility study prepared by Urban Systems Inc. (dated December, 2002) for the Preapproved Site. Otherwise, Licensor's approval may be withheld in its sole discretion. In the event Licensor does not approve any proposed site, Licensor shall provide to Licensee in reasonable detail the reasons therefor. Licensor will approve or disapprove of the location proposed by Licensee within sixty (60) days following the submission of all information reasonably requested by Licensor. The failure by Licensor to approve or disapprove a proposed site within such sixty (60) day period shall be deemed to be an approval of such proposed site by Licensor. A site for the Hotel/Casino shall be selected by Licensee and approved by Licensor as provided above and acquired by Licensee no later than three (3) years after the date of this Agreement.

          (C) Licensee hereby acknowledges and agrees that the selection of a site as provided above, or the failure of Licensor to object to a site, does not constitute an assurance, representation or warranty by Licensor of any kind, express or implied, as to the suitability (commercially or otherwise) of the site for the Hotel/Casino or for any other purpose. Both Licensor and Licensee acknowledge that application of criteria that may have been effective with respect to any other site and premises may not be predictive of commercial or other potential for all sites and that, subsequent to the selection of a site, demographic and/or economic factors, such as competition from other similar businesses, could change, thereby altering the potential of the site. Such factors are unpredictable and are beyond Licensor's control, and Licensor shall not be responsible for the failure of a site approved by Licensor to meet expectations as to revenue, income or operational criteria. Licensee further acknowledges and agrees that acceptance of a site of a Hard Rock Hotel is based on its own independent investigation of the suitability of the site.

          (D)     FINANCING.

                  (i)     Subject to the terms and conditions of this
          Section 5(D), Licensor shall have the right to approve (or reject) in Licensor's reasonable discretion all direct or indirect financing arrangements for the Project.

                  (ii) Prior to Licensee or any of its Affiliates commencing a "roadshow" for any offering of debt securities the proceeds of which will be used to finance a portion of the Project (a "Securities Financing"), Licensee shall submit to Licensor a written request for written approval by Licensor of the Securities Financing and all other related direct or indirect financing arrangements for the Project (the "Related Transactions"), which approval shall not be unreasonably withheld. The written request for approval of the Securities Financing and the Related Transactions shall include the then current draft of all documents reasonably necessary for Licensor to obtain an understanding of the proposed Securities Financing and the Related Transactions, including a reasonably detailed budget for the Project and those documents setting forth the material terms of the Securities Financing and the Related Transactions. Licensor will approve or disapprove of the Securities Financing and the Related Transactions in writing as soon as practicable, but in any event within three (3) business days following the submission of Licensee's written request for approval. Provided Licensee has complied with the terms of the following paragraph, the failure by Licensor to approve or disapprove the Securities Financing and the Related Transactions within such three (3) day period shall be deemed to be an approval of the Securities Financing and the Related Transactions by Licensor. Once Licensor's approval has been given (or deemed to have been given), Licensor's approval of subsequent changes to the terms of the Securities Financing and the Related Transactions shall not be required unless such changes materially alter the rights and obligations of Licensee under such documents or the interest of the lender(s) in this Agreement, the Project, the Hard Rock Leases or the Memorabilia Lease. In the event material changes are made to a Securities Financing or Related Transaction after Licensor's approval has been given (or deemed to have been given), Licensee shall submit the modified terms to Licensor in writing for Licensor's review and approval. Licensor will approve or disapprove of the Securities Financing and the Related Transactions as modified by such terms within two (2) business days of the time that such modified terms are submitted to Licensor. Provided Licensee has complied with the terms of the following paragraph, the failure by Licensor to approve or disapprove the Securities Financing and the Related Transactions as modified within such two day period shall be deemed to be an approval of the Securities Financing and the Related Transactions as modified by Licensor.

               In addition to the other provisions of this Section 5(D)(ii), prior to the consummation of any Securities Financing, Licensee shall act in good faith to provide Licensor with drafts of any documents related to or reasonably requested by Licensor with respect to such Securities Financing, including any Related Transaction related to such Securities Financing, as such drafts are being considered by the other parties to such Securities Financing or Related Transaction.

                  (iii) Prior to Licensee or its Affiliates entering into any direct or indirect financing arrangement with respect the Project other than as set forth in Section 5(D)(ii), Licensee shall submit to Licensor a written request for written approval by Licensor of its proposed financing for the Project, which approval shall not be unreasonably withheld. The written request for approval of such financing for the Project shall include a general description of all of the material terms of the proposed financing and detailed budgets for the Project. Licensee shall provide Licensor with such additional information and documentation regarding the proposed financing for the Project as Licensor may reasonably request. Licensor will approve or disapprove of such proposed financing for the Project within twenty
          (20) days following the submission of Licensee's written request for approval and receipt of all documentation related thereto reasonably requested by Licensor. The failure by Licensor to approve or disapprove the proposed financing within such twenty (20) business day period shall be deemed to be an approval of such financing by Licensor.

                  (iv) Licensee shall have obtained Licensor's approval and secured all necessary financing and/or equity contributions to complete the Project not later than eighteen (18) months following the execution of the Agreement. Notwithstanding the forgoing, except as provided in Section 24 of this Agreement, the rights and obligations created herein shall not be pledged as collateral, subordinated or otherwise encumbered in any manner whatsoever without the prior written consent of Licensor, which consent may be withheld in Licensor's sole discretion.

          (E) Licensee hereby acknowledges and agrees that: (a) Licensor has not made any agreements or commitments of any kind, whether express or implied, to Licensee that Licensor or any of its Affiliates will provide a completion guaranty or any other financial assistance to Licensee in connection with its financing of the Project, and (b) if Licensor or any of its Affiliates do agree to provide financial assistance to Licensee, then the terms of such financial assistance will be set forth in a separate written document which is mutually agreed upon between Licensee and Licensor or, if applicable, its Affiliate.

          (F) ADDITIONAL APPROVALS. Licensee shall also timely submit to Licensor for Licensor's approval (which approval shall not be unreasonably delayed) prior to construction, purchase or hire, as applicable, the following:

                  (i) all preliminary and final plans and specifications for the Hotel/Casino and all FF&E, including, without limitation, all preliminary and final designs, site plans, floor plans and layouts, and artist renderings relating to the initial construction of the Hotel/Casino, which approval shall not be unreasonably withheld unless it includes the Hard Rock Elements, in which event such approval may be withheld in Licensor's sole discretion;

                  (ii) the identity and qualifications of the Project Manager for the Project, which approval shall not be unreasonably withheld;

                  (iii) the identity and qualifications of all contractors, architects and other consultants proposed to be utilized by Licensee for preparation of the preliminary and final plans and specifications for the Hotel/Casino and the construction of the Hotel/Casino, which approval shall not be unreasonably withheld; and

                  (iv) all such other information regarding the Project as Licensor shall reasonably request.

     Licensor shall have the right to disapprove any of the foregoing items within five (5) Business Days of written submission by Licensee. If Licensor fails to approve or disapprove of any item within such period, Licensee shall notify Licensor of such failure, and Licensor shall have an additional five (5) Business Days after such notice to approve or disapprove such item. The failure by Licensor to approve or disapprove of any item prior to the end of the second five (5) Business Day period shall be deemed to be an approval of such item by Licensor. If Licensor disapproves any item, Licensor shall provide to Licensee in reasonable detail the reasons therefor, together with general suggestions for revisions.

          (G) DESIGN CONSULTANTS. Licensor shall have the right to hire up to two (2) design consultants to review the designs of the Hotel/Casino and consult with the Project's architects and designers with respect to the Hard Rock Elements and other non-Gaming aspects of the design of the Hotel/Casino. Licensee shall reimburse Licensor for the fees and other expenses (including, without limitation, travel expenses) of such consultants, up to a maximum aggregate amount of $75,000. Such amounts shall be payable by Licensee within ten (10) days following Licensor's invoice therefor.

          (H) DISPUTES. The parties agree to use their reasonable efforts to promptly resolve any disputes regarding any approvals relating to the development or operation of the Hotel/Casino. If the parties are unable to resolve any dispute within five (5) Business Days, then either party shall have the right to submit such dispute to arbitration as provided in Section 18 of this Agreement (other than matters which are not subject to arbitration as provided herein).

          (I) ADVISORY SERVICES. Licensor will, upon Licensee's written request, render the following advisory services to Licensee during the Pre-Opening Period (the "ADVISORY SERVICES"):

                  (i) advice in formulating or refining the preliminary plans and specifications for the construction of the Hotel/Casino (other than Gaming aspects of same) and all related Hotel/Casino facilities, including landscaping, and in formulating or refining preliminary layouts, drawings, and designs for the interior of the Hotel/Casino and the furnishing and equipping thereof, and, in connection therewith, may recommend to Licensee layouts and other criteria and specifications for the facilities to be included in the Hotel/Casino;

                  (ii) advice as to architects, contractors, engineers, designers, decorators, landscape architects, and such other specialists and consultants as shall be necessary for completing the Hotel/Casino; provided, however, that Licensee shall not be obligated to utilize any such Person recommended by Licensor, and Licensor shall have no liability or responsibility for any act or omission of any such Person utilized by Licensee; and

                  (iii) advice in preparing budgets for the initial purchase of FF&E for the Hotel/Casino.

     It is the intention of the parties hereto that responsibility for implementation of each of the foregoing items is upon Licensee, but that Licensor shall remain available to assist Licensee in such implementation. All reasonable travel costs incurred by Licensor after the date hereof, including, without limitation, travel, accommodations, and other reasonable travel expenses incurred by Licensor in providing Advisory Services shall be reimbursed by Licensee within ten (10) days following invoice therefor. The forgoing shall not exceed fifty thousand dollars ($50,000.00).

     Licensor, where practical and in its sole discretion, shall make available to Licensee Licensor's facilities for the purchase of required FF&E, and other necessary items, and may recommend to Licensee a firm or firms from which such items may be purchased. Any such purchase through Licensor's facilities shall be subject to such price mark-ups or other charges as to which Licensor and Licensee may mutually agree in each instance. Any such purchase through sources recommended by Licensor shall include an acknowledgment, in form acceptable to Licensor, specifying that the seller is not contracting with Licensor, and that Licensor is not responsible for any payment or performance by Licensee. Licensee shall not be obligated to purchase such items from the firms or sources recommended by Licensor; provided, however, that, prior to purchasing from non-recommended sources, Licensee shall submit to Licensor such samples and/or other information with respect to the proposed purchases as shall be necessary to assure Licensor that the quality, design, and safety of such items, together with their compliance with applicable Law, is at least equal to that available from sources recommended by Licensor, and that the design, appearance, and all other aspects thereof conform to the requirements of this Agreement.

          (J) LICENSOR MAY DELEGATE DUTIES. In rendering the Advisory Services, Licensor shall have the right, at its sole discretion, to be assisted by third Persons, and, accordingly, some or all of such Advisory Services which Licensor undertakes to provide under this Agreement may be provided by such third Persons, provided the costs for such third Persons shall be borne by Licensor out of the funds provided by Licensee under
     Section 5(I) and further provided such persons are selected by Licensor to maintain and provide services in accordance with Comparable Standards.

          (K) HARD ROCK REPRESENTATIVE. Licensor shall have the right, but not the obligation, to assign a full-time or part-time, representative at the Project to act as Licensor's on-site representative during the Pre-Opening Period (the "HARD ROCK REPRESENTATIVE"). The responsibilities of the Hard Rock Representative shall include acting as a liaison between Licensor and Licensee with respect to Licensor's approval rights under Sections 5(B) and 5(F) hereof and the Advisory Services to be rendered by Licensor pursuant to Section 5(I) hereof and to generally assist in the coordination of activities between Licensor and Licensee, provided that the Hard Rock Representative shall not have the authority to approve any matters requiring Licensor's approval under this Agreement. The Hard Rock Representative shall comply with Licensee's Policies for the Licensed Location as well as all Gaming Laws. Licensor shall be solely responsible for acts or omissions of the Hard Rock Representative and shall indemnify Licensee for any liability incurred by Licensee arising out of or resulting from the Hard Rock Representative's negligence or unlawful misconduct; provided, however, such indemnification obligation shall only apply to the extent Licensee is unable, after a diligent, good faith effort, to obtain insurance proceeds to cover such liability.

          (L) LICENSOR ONLY AN ADVISOR. Licensee hereby acknowledges that, Licensor acts only in an advisory capacity for purposes of this Section 5, and Licensor shall not be responsible for the adequacy or coordination of any plans or specifications, the structural integrity of any structures or the systems thereof, compliance with applicable Laws, including, without limitation, any building code of any Governmental Authority, or any insurance requirement, or for the obtaining of any necessary Permits, all of which shall be the sole responsibility, and at the sole risk, of Licensee. Upon request by Licensor, Licensee shall supply Licensor with copies of all certificates of architects, contractors, engineers and designers, and such other similar verifications and information as Licensor shall reasonably request.

          (M) PRE-OPENING PROGRAM. Licensor and Licensee shall cooperate with each other to develop a written pre-opening program for the Project (the "PRE-OPENING PROGRAM") specifying, in reasonable detail: (i) any services to be provided by Licensor in connection with the Pre-Opening Program, as mutually agreed by the parties hereto; (ii) any sales and promotion efforts by Licensor in connection with the Pre-Opening Program, as mutually agreed by the parties hereto; (iii) appropriate inaugural ceremonies for the Hotel/Casino, all as mutually agreed by the parties hereto; and (iv) an estimate of other pre-opening costs and expenses relating to the foregoing. Licensee shall reimburse Licensor for all reasonable and actual costs incurred by it to provide the services described in items (i) and (ii) above, within ten (10) days after Licensor's invoice therefor and shall otherwise be solely responsible for payment of all such pre-opening costs and expenses which are approved by Licensee with respect to the Project.

          (N) COMMENCEMENT OF CONSTRUCTION; OPENING DATE. Subject to Force Majeure, Licensee shall substantially commence construction of the Hotel/Casino within eighteen (18) months following the execution of this Agreement. In addition, subject to Force Majeure (not to exceed an aggregate delay of six (6) months due to Force Majeure), the Hotel/Casino shall be in operation and open to the public not later than three (3) years following the execution of the Agreement (the "OPENING DATE"), and shall thereafter remain continuously open (during normal business hours) during the term of this Agreement. For purposes of this Section, the term substantially commence construction shall mean that Licensor has installed the entire foundation of the Hotel/Casino as the same is proposed to be constructed by Licensee and approved by Licensor in accordance with Section 5(F) hereof.

          (O) LIMITATIONS OF PRIOR APPROVALS. Notwithstanding any other term or provision of this Agreement, the approval of any item by Licensor in accordance with this Agreement shall not constitute a waiver by Licensor of its right to insist upon strict compliance by Licensee with any of the other terms of this Agreement, or prevent Licensor from requiring Licensee to alter, remove, replace or repair any other item which was not previously approved by Licensor and which does not comply with the requirements of this Agreement or any applicable Law.

          (P) ANCILLARY AGREEMENTS. After the acquisition by Licensee of the site for the Hotel/Casino and prior to the commencement of the construction of the Hotel/Casino, Licensee and Hard Rock STP shall enter into the Cafe Lease Agreement, Retail Store Lease Agreement and the Memorabilia Lease. The Memorabilia Lease shall be executed in the form and substance attached hereto as EXHIBIT C, the Cafe Lease Agreement shall be executed in substantially the form attached hereto as EXHIBIT B and the Retail Store Lease Agreement shall be executed in substantially the same form and on substantially the same terms as the Cafe Lease Agreement attached hereto as EXHIBIT B, subject to the specific business terms listed on EXHIBIT B-1. The parties shall reasonably cooperate to create and agree upon any exhibits not attached to the version of such Ancillary Agreement contained as an exhibit to this Agreement. Notwithstanding any provision to the contrary contained herein, the Hard Rock Cafe shall be in a prominent location on the main floor of the lobby of the Hotel and have access to the Hotel lobby and exterior of the Hotel.

          (Q) HOTEL MANAGER. Licensor shall have the right to approve the Person engaged as the management company for the Hotel/Casino, which Person shall have seven (7) years or more of experience in the management of two
     (2) or more hotel/gaming properties. Licensor's approval of the management company for the Hotel/Casino shall not be unreasonably withheld.

          (R)     SALE OF SECURITIES.

                  (i) If Licensee, any of its Affiliates or any lender providing financing to Licensee shall, at any time or from time to time, "sell" or "offer to sell" any "securities" issued by it through the medium of any "prospectus" or otherwise, it shall do so only in compliance with all applicable federal or state securities laws, and Licensee shall clearly disclose to all purchasers and offerees that
          (a) neither Licensor, nor any of its Affiliates, nor any of their respective officers, directors, agents or employees, shall in any way be deemed an "issuer" or "underwriter" of said "securities," and that
          (b) Licensor, its Affiliates and said officers, directors, agents and employees have not assumed and shall not have any liability or responsibility for any financial statements, prospectuses or other financial information contained in any "prospectus" or similar written or oral communication.

                  (ii) Licensee shall deliver to Licensor three (3) draft copies of any "prospectus" or similar communication to be delivered in connection with the sale or offer by Licensee, its Affiliates or any lender providing financing to Licensee of any "securities" not less than three business (3) days prior to the delivery thereof to any prospective purchaser. During such three-day period, Licensor shall have the right to approve the description of this Agreement and Licensee's relationship with Licensor hereunder, and any use of the Licensed Marks contained in such materials, which approval shall not be unreasonably withheld or delayed. Licensor will approve or disapprove of the such description and use of the Licensed Marks within three business (3) days following the receipt of the copies of the draft "prospectus" or similar communication. Provided Licensee has complied with the terms of the following paragraph, the failure by Licensor to approve or disapprove such items within such three business (3) day period shall be deemed to be an approval of by Licensor. Once Licensor's approval has been given (or deemed to have been given), Licensor's approval of subsequent changes to the draft "prospectus" or similar communication shall not be required unless such changes materially alter the description of this Agreement and Licensee's relationship with Licensor hereunder, or alter the any use of the Licensed Marks contained in such materials. In the event material changes are made to such materials after Licensor's approval has been given (or is deemed to have been given), Licensee shall submit the modified document to Licensor for Licensor's review and approval. Licensor will approve or disapprove of such document within two business days of the time that such document is submitted to Licensor. Provided Licensee has complied with the terms of the following paragraph, the failure by Licensor to approve or disapprove such document within such two business day period shall be deemed to be an approval of by Licensor. Licensor's approval of the description of this Agreement and Licensee's relationship with Licensor hereunder, and any use of the Licensed Marks contained in such materials shall not constitute any judgment or determination by Licensor that such description is in compliance with applicable disclosure requirements.

          In addition to the other provisions of this Section 5(R)(ii), prior to the consummation of any Securities Financing, Licensee shall act in good faith to provide Licensor with "prospectus" or similar communication described in the previous paragraph as such drafts are being considered by the other parties to such financing transaction.

                  (iii) Licensee agrees to indemnify, defend and hold Licensor and its Affiliates and their respective officers, directors, agents and employees harmless of and from any and all liabilities, costs, damages, claims or expenses arising out of or related to the "sale" or "offer" of any "securities" of Licensee, its Affiliates or any lender providing financing to Licensee. All terms used in this Section 5(R) shall have the same meaning as in the Securities Act of 1933, as amended.

SECTION 6.     LEASE

          (A) LEASE OF LICENSED LOCATION. If Licensee is leasing any portion of the Licensed Location as a tenant, Licensee shall provide Licensor with a copy of all leases, use agreements or similar agreements for or relating to any real property constituting any portion of the Licensed Location or the Hotel/Casino (each, a "LEASE").

          (B) LEASE TERMS AND CONDITIONS. Licensee shall use its commercially reasonable efforts to include provisions in each Lease which permit, without lessor's consent, the assignment of all of the right, title and interest of Licensee under the Lease to Licensor or its designee.

SECTION 7.     PERSONNEL

          (A) APPOINTMENT OF GENERAL MANAGER. Prior to the Opening Date, Licensee shall appoint a General Manager for the Hotel/Casino. Licensee shall provide Licensor with all information available to Licensee as Licensor shall reasonably request regarding the experience, qualifications and character of the individual that Licensee proposes to appoint as General Manager of the Hotel/Casino. Such appointment shall be subject to Licensor's reasonable approval, which shall not be unreasonably withheld.

          (B) TRAINING OF MANAGEMENT PERSONNEL. Licensee shall require the individual appointed as General Manager of the Hotel/Casino and the individuals holding the top six (6) management positions at the Hotel/Casino (which positions shall be the General Manager, Chief Financial Officer, Casino Operating Manager, Hotel Operating Manager, Food & Beverage Manager and Marketing Manager) to attend not more than one (1) week of initial training with respect to Licensor's methods, procedures and protocols, at Licensee's expense, and such additional training as Licensor reasonably requires from time to time for its own personnel (but in no event more often than two (2) times in any calendar year during the Term), at a location to be designated by Licensor.

          (C) TRAINING COMPLETED. Licensee will not open the Hotel/Casino to the public until the individuals described in Section 7(B) hereof have satisfactorily completed all training required pursuant to Section 7(B). Licensor shall exercise commercially reasonable efforts to hold such training class at least one (1) month prior to the Opening Date.

          (D) TRAINING OF REPLACEMENT MANAGING PERSONNEL. In the event any of the individuals described in Section 7(B) cease to be employed in such capacity by Licensee, all approval and training requirements specified in
     Section 7(B) shall be equally applicable to each employee replacing each such individual in such position. Licensee shall use its reasonable efforts to promptly fill any vacant Hotel/Casino management position described in
     Section 7(B).

          (E) FULL STAFFING; ADDITIONAL TRAINING. Licensee will retain as Hotel/Casino employees all such staff as may be reasonably required from time to time by Licensor for the proper operation of the Hotel/Casino in accordance with the terms of this Agreement and the Manuals, and will ensure that such staff (and all replacements of each member thereof) are fully trained in accordance with this Agreement and the Manuals. If and whenever required by Licensor, each Hotel/Casino employee (excluding Gaming employees other than those listed in Section 7(B) above) shall attend, at Licensee's facilities, such initial and additional training with respect to Licensor's methods, procedures and protocols as may be required by Licensor from time to time (but in no event more often than two (2) times in any calendar year during the Term). Licensor shall be responsible for its own costs and expenses in providing such training.

SECTION 8.     ADVERTISING

          (A) ADVERTISING PRIOR TO OPENING DATE. Licensee will, prior to the Opening Date and at Licensee's expense, carry out or cause to be carried out advertising for the opening of the Hotel/Casino. Licensee shall utilize all reasonable commercial efforts to diligently promote the Hotel/Casino by advertisements on television and radio and in newspapers, magazines, telephone or trade directories, distributions to customers and potential customers in an effective manner, point-of-service advertising material, and other forms of publication.

          (B) ADVERTISING AFTER OPENING DATE. Licensee will, subject to the provisions of this section, during each Fiscal Year, expend at least three and one-half percent (3.5%) of Total Revenues on advertising and publicity for the Hotel/Casino. Advertising, marketing and publicity expenses qualifying under this provision will include, but not be limited to, costs incurred for (i) media (television, radio and print) advertising, (ii) Casino bus and air programs, (iii) direct mail programs, including the value of goods and services provided, (iv) Casino slot and table club programs, (v) promotions and giveaways including tournaments, special events, drawings, and slot jackpot prizes, (vi) coupon promotions, (vii) customer transportation reimbursement, (viii) customer gifts, and (ix) complimentary goods and services provided to customers. All non-cash expenses will be valued at normal retail transfer prices as reflected in Licensee's financial statements, or at fair market value, where appropriate. Licensee shall provide to Licensor, from time to time, promptly upon request, such evidence of compliance with the requirements of this section as Licensor shall reasonably request.

          (C) ANNUAL MARKETING PLANS. Licensee shall prepare and submit to Licensor a marketing plan for the Hotel/Casino for each Fiscal Year, including, without limitation, Licensee's itemized (by category) projections of Total Revenues and other operating results. Such plan shall be submitted to Licensor no later than thirty (30) days before the beginning of each Fiscal Year.

          (D) COOPERATION WITH LICENSOR'S ADVERTISING AND MARKETING CAMPAIGNS/GLOBAL MARKETING FUND. Licensee will, at Licensor's request, cooperate and participate with Licensor and Licensor's Affiliates, and other licensees of Licensor and Licensor's Affiliates, in any System-wide advertising campaign, sales promotion program or other special advertising activity in which Licensor may engage or specify from time to time, and the cost of which shall be credited against Licensee's required Fund contribution. Upon establishment by Licensor of a System-wide advertising campaign, sales promotion program or other special advertising activity, Licensee shall contribute to Licensor's Global Marketing Fund (the "FUND"). Upon the establishment of the Fund, Licensee shall pay monthly to Licensor, as a contribution (for the periods after establishment of the Fund and not retroactively), an amount equal to one percent (1%) of Licensing Fee Revenues for that particular month (the "CONTRIBUTION"). The Contribution shall be paid to Licensor at the same time and in the same manner as Licensee pays the Continuing Fee required by this Agreement and shall be based on Licensee's Licensing Fee Revenues for the month preceding the month in which each such monthly payment is due. Such funds shall be used to meet any and all costs of Licensor in maintaining, administering, directing, preparing, and reviewing advertising and marketing materials and programs, and to provide for worldwide advertising and marketing programs, as Licensor shall, in its sole discretion, deem appropriate. Licensee recognizes that Licensor is under no obligation, in administering the Fund, to ensure that expenditures are proportionate to Contributions of Licensee for any given market area, or that Licensee benefits directly or proportionately from the development or placement of advertising supplied by or through the Fund. Licensor shall not be obligated to expend all or any certain part of the Fund during any specific period of time, but shall, upon Licensee's request, provide to Licensee an accounting of Fund monies. Notwithstanding the foregoing, Licensor agrees to reasonably consult with Licensee regarding the planned expenditure of any sums under the Fund, which Fund may only be used by Licensor for the purposes for which it was created, as the same is reasonably amended from time to time.

          (E) COOPERATION WITH LICENSOR. Licensee shall publicize such information and details of Licensor' s business operations and that of Licensor's Affiliates and other licensees of Licensor and Licensor's Affiliates in such places in the Hotel/Casino as Licensor shall from time to time reasonably require. Licensor agrees to provide for reciprocal treatment for Licensee by other licensees of Licensor to the extent the same is currently permitted in existing agreements with other licensees of Licensor or as permitted in future agreements entered into by and between Licensor and licensees of Licensor, as applicable, it being agreed upon that Licensor shall use its commercially reasonable best efforts to include a provision similar to this Section 8(E) in future license agreements for Hotel/Casino developments entered into by Licensor.

          (F) NO DONATIONS OR CONTRIBUTIONS. Licensee will not, except with the Licensor's prior written consent in each instance, make political or religious donations or contributions or subscriptions of any variety, and will not, except with the Licensor's prior written consent in each instance, permit any portion of the Hotel/Casino or the Licensed Location to be used by any political party or religious organization or for any political or religious purpose that is endorsed or promoted by the Hotel/Casino.

          (G) PRIOR APPROVAL OF ADVERTISING MATERIALS. No later than six (6) months prior to the Opening Date, Licensor shall provide Licensee with a branding manual which shall set forth the approved color, form and style of the Licensed Marks in advertising and marketing materials and other specified uses at the Project. All advertising carried out by Licensee utilizing the Licensed Marks shall be in accordance with Licensor's standards and guidelines therefor set forth in the branding manual. A copy of all advertisements and other promotional materials utilizing the Licensed Marks in a manner other than in accordance with the branding manual shall be submitted to Licensor prior to publication of such advertisements or use of such promotional materials and Licensor shall reasonably endeavor to promptly approve or disapprove such advertising materials in accordance with Licensee's publication schedule. If Licensor fails to approve or disapprove of such advertisement or use of such promotional material within twenty (20) days after receipt thereof by Licensor, the same shall be deemed approved by Licensor. Licensee shall be legally responsible for the content of any advertising material, other than with respect to the Licensed Marks or any content directly reproduced from the branding manual, each of which shall be the legal responsibility of Licensor.

          (H) APPROVAL OF OTHER ADVERTISING. Licensee will not, in connection with any advertising of the business or operations of the Hotel/Casino, utilize any tradename, trademark, service mark or other intellectual property right other than the Licensed Rights and other rights reasonably approved by Licensor. Licensee will not advertise any product or service, or display any promotional material in the Hotel/Casino, other than with respect to the business and/or operations of the Project, provided that the foregoing shall not (i) apply to Persons leasing commercial space at the Licensed Location from Licensee, or (ii) restrict Licensee from operating and promoting "participation gaming" activities (such as "Megabucks" and "Cool Million") in the Hotel/Casino.

          (I) LICENSEE'S CROSS PROMOTIONS. Licensee agrees not to enter into any sponsorship or other similar arrangements providing for the marketing or promotion of the Hotel/Casino or the Hotel Marks or the Licensed Marks jointly with the name or trademark of another person or entity or otherwise associate any other Person's name or trademarks with the Hotel Marks or the Hard Rock Marks without the Licensor's written consent in its sole and absolute discretion, and Licensee may engage in cross promotions at the Hotel/Casino or utilizing the Licensed Marks only as approved in writing by Licensor.

          (J) INTERNET. Licensee shall not in any manner utilize the Licensed Marks on or in connection with any Internet Site, including but not limited to any utilization or display of the Licensed Marks or any derivation thereof or any trademarks, trade names, service marks, logos or designs confusingly similar thereto, or in any buried computer code, meta-tags or otherwise, except as specifically permitted herein. For purposes of this Agreement, the term "INTERNET SITE" shall include any world wide web site, USENET, newsgroup, bulletin board or other online service or any successor thereto at any electronic domain name, address or location, or any other form of online service or electronic domain name, address or location, or any other form of online service or electronic commerce whatsoever, that is accessible by persons other than Licensee's employees.

     Licensor and its Affiliates may develop and maintain, or license the development and maintenance, of an Internet Site for Branded Merchandise and other products and other Hard Rock businesses as Licensor, in its sole discretion, shall determine (a "HARD ROCK INTERNET SITE"). Licensor agrees that if it maintains, or licenses others the right to maintain, a Hard Rock Internet Site then, during the term of this Agreement, such Hard Rock Internet Site shall contain a link to the Licensee Internet Site (if any) in the same manner in which Licensor provides links to other similar licensees of Licensor operating hotel and casinos. Licensor and its Affiliates shall have the right to utilize any Licensed Marks on and in connection with a Hard Rock Internet Site (and in any other manner whatsoever) without payment or obligation of any kind to Licensee. Licensee shall not participate in any manner in any revenues (and shall not be liable for any costs and expenses) resulting from the offer and sale of Branded Merchandise on the Hard Rock Internet Site, or by reason of any link from any Licensee Internet Site (as defined in the following paragraph) to a Hard Rock Internet Site. At Licensor's request, each advertisement of the Project shall prominently display the Internet Uniform Resource Locator (URL) of a Hard Rock Internet Site designated by Licensor to Licensee.

     In the event that Licensee develops an Internet Site for the Hotel/Casino (a "LICENSEE INTERNET SITE"), Licensee may include a simple link from that site to a Hard Rock Internet Site designated by Licensor to Licensee, provided that
(i) the Hard Rock Internet Site shall not be framed or otherwise made to appear as a part of the Licensee Internet Site or any other Internet Site; (ii) such link shall not be designed so as to imply any association with or endorsement by Licensor or the Hard Rock Internet Site with the Licensee Internet Site or any other Internet Site; (iii) any use of the Licensed Marks on the Licensee Internet Site shall be subject to Licensor's approval, in its sole discretion;
(iv) there are no other links on the Licensee Internet Site to any other Internet Sites that (a) are offering any merchandise utilizing any Hard Rock Marks or otherwise utilizing in any manner any Hard Rock Marks for the sale of any merchandise (other than the Hard Rock Internet Site), or are otherwise utilizing any Hard Rock Marks unless Licensee shall have obtained Licensor's prior written approval to any links to such Internet Sites; or (b) are operated by or on behalf of or otherwise promote any products or services of any person or entity that would in Licensor's reasonable judgment be prejudicial to Licensor or the Hard Rock Marks. The Licensee Internet Site shall be permitted to be used solely for promotional purposes, and may provide for the taking of reservations, making reservations at area golf courses and other promotional activities typically found on other hotel internet sites.

SECTION 9.     STANDARDS OF QUALITY AND OPERATION

          (A) OPERATION OF HOTEL/CASINO MUST MEET QUALITY STANDARDS. Licensee will, at all times, operate the Hotel/Casino as provided for herein consistent with the high quality standards required of Licensee hereunder and in accordance with the Hotel System and Manuals.

          (B)     LICENSEE'S OBLIGATIONS. Licensee shall:

                  (i) Refrain from using the Hotel/Casino, the Licensed Location or any portion thereof for any purpose other than operating a Hotel/Casino pursuant to provisions herein;

                  (ii) Operate the Hotel/Casino and use the Licensed Rights in the manner prescribed in this Agreement, the Hotel System and the Manuals and in all events in accordance with Management Standard;

                  (iii) Feature in the Hotel/Casino and on the various articles therein as approved by Licensor, and in advertising and promotional material, the names, logos, colors and other aspects of the Licensed Marks in the size, color, combinations, arrangements and manner as reasonably determined periodically by Licensor, provided Licensor shall provide Licensee with at least ninety (90) days prior written notice of any modifications to such specifications;

                  (iv) Advertise or cause to be advertised the Hotel/Casino and related facilities and services and, upon the written request of Licensor, cease and desist from using or continuing to use any advertising or publicity which Licensor reasonably believes is not in the best interests of the preservation of the Licensed Rights or other related intellectual property rights of Licensor;

                  (v) Upon reasonable prior written notice, permit Licensor or its authorized agents to enter the Hotel/Casino and the Licensed Location during regular business hours to inspect the same with respect to the Licensee's use of the Licensed Rights;

                  (vi) Upon reasonable prior written notice, permit Licensor, its authorized agents and/or its invited guests to enter the Hotel/Casino and the Licensed Location during regular business hours to tour the Hotel/Casino facilities (subject to Licensee's Policies and Gaming Laws and regulations);

                  (vii) Operate the Hotel/Casino in accordance with the Hotel System, the Manuals and all applicable Laws and Permits;

                  (viii) Provide to Licensor for its approval samples of staff uniforms to be used in connection with operation of the Hotel/Casino, which approval shall not be unreasonably withheld;

                  (ix) Comply with the terms of the Cafe Lease Agreement, Retail Store Lease Agreement and the Memorabilia Lease. Licensee shall not locate on the Licensed Location or in the Hotel/Casino any "rock and roll" memorabilia other than as permitted by the Memorabilia Lease;

                  (x) Provide Hard Rock Hotel promotional materials in guest rooms and other locations at the Hotel/Casino, as reasonably requested by Licensor;

                  (xi) Participate in any Hard Rock approved Reservation System (in accordance with Section 10(R)) which may be in existence from time to time;

                  (xii) Provide Licensor with up to eighty (80) hotel room nights on a rooms-available basis at the Hotel/Casino during each calendar year, on a complimentary basis, for invited guests of Licensor in return for Licensor's reasonable efforts to provide Licensee with a comparable number of room nights on a rooms-available basis at other Hard Rock Hotels;

                  (xiii)  Reserved;

                  (xiv) Cooperate with Licensor by making available to Licensor and its Affiliates, at Licensor's request, subject to availability, the facilities at the Hotel/Casino for use by Licensor as a facility for the training of Licensor's and its licensees' employees and staff in the operation and management of the Hotel System, provided that any costs arising out of such cooperation shall be borne by Licensor and such cooperation does not unreasonably interfere with the operation of the Hotel/Casino;

                  (xv) Not permit third parties to use the Licensed Location in the manner prohibited by Section 2(D)(ii) of this Agreement;

                  (xvi) Refrain from making any alterations, changes or modifications to any Hard Rock Elements (other than repairs or replacements which are consistent with Licensor's prior approval of such Hard Rock Elements) without obtaining Licensor's prior approval, which approval may be given or withheld in Licensor's sole discretion as it relates to the Hard Rock Elements;

                  (xvii) Play only the type of music (at the decibel level) prescribed by Licensor in the Manuals. Live music which is in accordance with the standards established at other Hard Rock Hotels or Hard Rock Cafe restaurants may be played within the Hotel/Casino or upon or from the Licensed Location. Licensee shall purchase from Cisco the audio and visual distribution boxes currently utilized by Licensor and shall purchase all other audio and visual delivery systems currently utilized by Licensor from Cisco or another supplier offering systems of substantially equivalent quality. Licensee shall pay all fees and licenses for the public broadcast of such content upon the prior consent of Licensor, which consent shall not be unreasonably withheld;

                  (xviii) Provide on television in guest rooms at the Hotel/Casino (i) at least two (2) video music channels, and (ii) one channel provided by Licensor (at its sole discretion) or its designee to provide music entertainment and information about Licensor and its affiliated and related entities; and

                  (xix) Provide to Licensor a copy of the lease agreement for each lessee of commercial space at the Licensed Location prior to its execution for the purpose of verifying the compliance of such lease with the terms of this Agreement.

          (C) MARKS COMPLIANCE COORDINATOR. At any time and from time to time during the Operating Period, Licensor may, in its sole discretion, designate an employee or representative of Licensor to act as Licensor's on-site representative at the Licensed Location (the "MARKS COMPLIANCE COORDINATOR"). The functions and duties of the Marks Compliance Coordinator shall be as assigned by Licensor from time to time, but it is the intention of the parties that the primary duties of the Marks Compliance Coordinator shall be to: (i) review the operation of the Hotel/Casino and the use by the Licensee of the Licensed Rights and to confirm compliance with this Agreement, the Hotel System, Management Standard and the Manuals and (ii) to serve as a liaison between Licensor and Licensee in connection with Hotel System and Licensed Marks issues. Licensee shall provide to the Marks Compliance Coordinator its full cooperation to enable the Marks Compliance Coordinator to fulfill his duties as contemplated herein, including, without limitation, providing full access to the Hotel/Casino and all information relating to its operation other than matters relating solely to Gaming activities. Licensee shall pay a Marks Coordinator Fee equal to $150,000 a year to cover thereafter for all costs and expenses incurred by Licensor in connection with the retention, training, and services provided by the Marks Compliance Coordinator pursuant to this Agreement, including, without limitation, salary, travel expenses, office space, office assistance, and supplies, and similar items. For all purposes of this
     Section 9(C), travel expenses and accommodations shall include all trips to the Hotel/Casino, and, if the Marks Compliance Coordinator does not permanently reside in the city where Licensor conducts management training, two (2) trips per Fiscal Year to such city for training purposes. At its option, Licensor may replace any Marks Compliance Coordinator with a regional Coordinator of Licensor's designation upon the same terms and conditions, including, without limitation, expense reimbursement, as are provided for in this Section 9(C). The Marks Compliance Coordinator shall provide feedback directly with the general manager of the Hotel/Casino or his/her designee. The Marks Compliance Coordinator shall comply with Licensee's Policies and all Gaming Laws. Licensor shall be solely responsible for the negligent acts or omissions of the Marks Compliance Coordinator and shall indemnify Licensee for any liability incurred by Licensee arising out of or resulting from the Marks Compliance Coordinator's negligence or unlawful misconduct; provided, however, such indemnification obligation shall only apply to the extent Licensee is unable, after a diligent, good faith effort, to obtain insurance proceeds to cover such liability.

          (D) RESERVE FUND. Licensee will establish a reserve fund of one and one-half percent (1.5%) of Total Revenues in the first (1st) Fiscal Year, two percent (2%) of Total Revenues in the second (2nd) Fiscal year, three percent (3%) of Total Revenues in the third (3rd) Fiscal Year and three and one-half percent (3.5%) of Total Revenues in the fourth (4th) Fiscal Year and three and one-half percent (3.5%) in each subsequent Fiscal Year of the Term (the "RESERVE FUND"). Such Reserve Fund shall be used to refurbish and renovate the Hotel/Casino from time to time in order to maintain at least the

     Management Standard. Licensee shall use the Reserve Fund for (1) replacements and renewals of FF&E; (2) renovations of public areas and guest rooms; and (3) repairs to and maintenance of the Hotel/Casino's physical facilities (which costs are normally capitalized under generally accepted accounting principles), such as exterior and interior repainting, resurfacing building walls, floors, roofs, and parking lots, and replacing folding walls. Subject to the foregoing provisions, Licensee must spend the Reserve Funds for these purposes when replacements, renovations or repairs are reasonably needed in order to maintain the Hotel/Casino in accordance with the Management Standard.

          (E)     QUALITY NOTICES.

                  (i) Licensor shall have the right to engage in regular surveillance of the quality of the services rendered and the products sold by Licensee under or in connection with Licensee's use of the Licensed Marks by inspecting the Hotel/Casino, and Licensee shall upon reasonable notice being given by Licensor permit duly authorized representatives of Licensor to have access to all areas of Hotel/Casino solely for such inspection purposes and subject to any Licensee Policies and Gaming Laws and regulations.

                  (ii) In the event that Licensor should note any failure by Licensee to maintain in any respect quality standards set forth herein, Licensor shall notify Licensee in writing as provided herein of the particular failure or deficiency noted, and Licensee shall promptly and in all events within thirty (30) days after such notice correct the same, provided that if the nature of such failure is such that more than thirty (30) days is required to correct such failure or deficiency, then Licensee shall be in compliance with this paragraph if within such thirty (30) day period it promptly takes appropriate steps to correct such failure or deficiency and thereafter diligently pursues those steps to completion.

                  (iii) All uses of the Licensed Marks, including all signs, advertisements and promotional and packaging material, shall at all times bear appropriate trademark notices as approved in advance by Licensor in the branding manual referred to in Section 8(G) hereof.

                  (iv) The parties acknowledge that all rights of Licensor to monitor Licensee's operations, and all standards of operation set forth herein, are established solely to ensure the quality of the goods and services associated with the Licensed Marks and to protect the goodwill accrued in the Licensed Marks.

                  (v) Licensee shall not include the Hard Rock name or any Licensed Mark within its legal name or the name of any Affiliate, without Licensor's approval, which may be given or withheld in its sole discretion.

SECTION 10.    ADDITIONAL COVENANTS OF LICENSEE

          (A) KEEP HOTEL/CASINO OPEN; OBTAIN AND MAINTAIN NECESSARY PERMITS. Subject to Force Majeure, Licensee will continuously at all times during the term after the Opening Date, keep the Hotel/Casino open (during normal business hours) for providing gaming to the public and lodging to guests in accordance with the terms of this Agreement. Licensee will obtain and maintain such gaming, liquor and other licenses and other Permits as shall be necessary to operate the Hotel/Casino in accordance with the terms hereof, including, without limitation, all required Permits in respect of music played in the Hotel/Casino (other than those necessary to operate Hard Rock Cafe and the Hotel/Casino Retail Store). The risk of obtaining and maintaining any Permits required to develop and/or to operate the Hotel/Casino and/or the Licensed Location as contemplated herein shall be upon Licensee, and Licensor assumes no responsibility therefor.

          (B) REASONABLE EFFORTS REQUIRED. Licensee will use its commercially reasonable efforts to procure the greatest volume and value of turnover for the Hotel/Casino, consistent with good service to the public and compliance with the terms of this Agreement.

          (C) ATTEND CONFERENCES. Licensee will, at Licensor's reasonable request, but on no more than two (2) occasions per calendar year during the Term, send a suitable representative, at Licensee's reasonable expense, to any conference within the continental United States arranged by Licensor which is relevant to the operation of the Hotel/Casino (other than Gaming operations).

          (D) MAINTENANCE OF HOTEL/CASINO. Licensee will, at all times, maintain the interior and exterior of the Licensed Location and the Hotel/Casino, and all contents thereof, in a high standard of decoration, repair, cleanliness and orderliness consistent with the Management Standard and the standards of the Hotel System and Manuals. Licensee shall make such replacements and renewals to FF&E and repairs to the Hotel/Casino's physical facilities as are necessary to maintain the Hotel/Casino at such standards. Licensee acknowledges that Licensor bears no responsibility for any renovations at the Hotel/Casino and that Licensee in all respects bears the responsibility for the conduct and adequacy of each renovation.

          (E) PARTICIPATION IN CHARITABLE CAUSES. Licensee will adopt and maintain a positive attitude towards charitable causes supported by Licensor with a view to providing facilities and assistance comparable to that provided by other Hard Rock establishments of Licensor and its Affiliates. Licensor acknowledges and agrees to be sensitive to local and regional demographics and local and regional charitable causes in connection herewith.

          (F) PAYMENT OF TAXES AND OTHER INDEBTEDNESS. Licensee shall promptly pay when due all taxes levied or assessed, including, without limitation, individual and corporate income taxes, gaming taxes, sales and use taxes, gross receipts taxes, unemployment taxes, liquor taxes, value added taxes, personal property taxes and real estate taxes, and all accounts and other indebtedness of every kind incurred by Licensee in the operation of the Hotel/Casino and the occupation of the Licensed Location under this Agreement. This includes the prompt filing of all required tax returns and the prompt payment of all taxes and indebtedness related to, or resulting from, the operation of the

     Hotel/Casino and/or the occupation of the Licensed Location covered by this Agreement. Licensee may contest any taxes provided there is a reasonable basis to contest such taxes and an appropriate reserve established to cover any liability should Licensee lose the contest.

          (G) USE OF APPROVED SIGNAGE. Licensee shall not (i) erect or alter any sign or other medium of display or advertisement upon Hotel/Casino or Licensed Location utilizing the Licensed Marks, in each case, without Licensor's prior written approval, in its sole discretion, or (ii) erect or alter any other sign or other medium of display or advertisement upon Hotel/Casino or Licensed Location, in each case, without Licensor's prior written approval, which will not be unreasonably withheld; provided that the foregoing shall not apply to designation and directional signage which does not bear the Licensed Marks. Each such alteration, erection, or installation shall be made only in accordance with plans, drawings, and specifications previously submitted to and approved by Licensor.

          (H) APPEARANCE AND DEMEANOR OF PERSONNEL. Licensee shall ensure that all personnel employed or otherwise retained by Licensee or utilized by Licensee in connection with the operation of the Hotel/Casino shall, at all times, be clean, cleanly and tidily clothed and polite.

          (I) ATMOSPHERE. Licensee shall maintain an appropriate atmosphere for the Licensed Location and the Hotel/Casino and will exercise reasonable efforts not to permit any illegal activity to be conducted thereon.

          (J) PERMITS TO EFFECT PAYMENTS. Licensee will obtain all Permits necessary to effect payment of any sum due hereunder in accordance with the provisions hereof.

          (K) COMPENSATION TO PERSONNEL OF LICENSOR. Except for complimentary hotel rooms and meals and expense reimbursements payable to Licensor as provided for in this Agreement, Licensee shall not, at any time, directly or indirectly, compensate or otherwise provide remuneration, whether in cash, property, services or otherwise, to personnel, agents or employees of Licensor or any Affiliates thereof, without Licensor's prior written approval.

          (L) SOFTWARE SYSTEMS. Licensee shall use its commercially reasonable efforts to select software systems for use at the Hotel/Casino which will interface and are otherwise compatible with the software systems used by Licensor and its Affiliates.

          (M) FRANCHISE LAWS AND REGULATIONS. Licensee and its Affiliates are sophisticated entities engaged in the business of operating hotels and/or casinos throughout the United States in accordance with applicable laws and have significant experience in the business of developing and operating hotels and/or casinos. Licensee and its Affiliates shall not initiate any claim or proceeding or take any action under, or with respect to, the franchise laws or regulations of any jurisdiction, with respect to the negotiation, execution, delivery and performance of this Agreement and the other agreements, instruments and documents to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby. Licensee and its affiliates hereby waive all rights or protections afforded to it under all such laws or regulations.

          (N) PROPERTY SYSTEM AND SOFTWARE. Licensor shall provide to Licensee specifications and/or all required application Software for Licensee's property systems, including, without limitation, the hardware and software required to participate in the Reservation System and the hardware and software required for the music video system employed by Licensor. Licensee shall, at its expense, purchase or lease, install and use the property system hardware and purchase or license, install and use all required Software, including any future hardware and/or Software enhancements, additions, substitutions, modification and upgrades at the Hotel/Casino as prescribed by Licensor.

          (O) COOPERATION WITH LICENSOR AND OTHER LICENSEES. Licensee shall, at no cost to Licensee, provide its full commercially reasonable cooperation to Licensor, as Licensor shall, from time to time request, to provide for and promote the best interests of Hard Rock Hotel/Casino operations throughout the world.

          (P) MAINTAIN POSSESSION OF MANUALS. Licensee will maintain the Manuals at the Hotel/Casino at all times. Licensee will not copy the Manuals, or any portion thereof, and will not permit any member of Licensee's staff or any other Person with access thereto to do so; provided, however, that Licensor may, for its own protection, make one (1) duplicate copy of the Manuals to be retained in a secure location. Licensee will inform Licensor immediately if any of the Manuals, or any portion thereof, is copied, stolen, removed from the Hotel/Casino, lost, or damaged. Licensee will pay to Licensor such reasonable fee as Licensor shall from time to time require for the duplication, shipping and replacement of such lost, stolen or damaged Manuals.

          (Q) CORPORATE COMPLIANCE. Upon the request of Licensor, Licensee shall participate, with respect to the operation of the Hotel/Casino, in any corporate compliance program developed by Licensor, including refraining from acquiring goods or services from suppliers who do not follow Licensor's corporate compliance guidelines, provided such compliance guidelines allow for a choice of suppliers and are commercially reasonable.

          (R) RESERVATION SYSTEM. Licensor has developed a central Reservation System through which guests may make reservations at other Hard Rock Hotel/Casinos and Hard Rock Hotels operated by Licensor or other licensees of Licensor. Licensee shall cause the Hotel/Casino to participate in the Reservation System, at Licensee's sole cost and expense (which costs and expenses shall not exceed the industry standard for private label hotel reservation systems), and shall observe all requirements of participation as reasonably determined from time to time by Licensor. Licensee shall be solely responsible for notifying the Reservation System office of any changes in the Hotel/Casino's room rates. Licensee shall in no event charge any Hotel/Casino guest a rate higher than the rate specified to the guest by the Reservation System office at the time the guest's reservation was made. Such rate shall be the rate most recently provided to the Reservation System office, according to the records of such office, by Licensee prior to the guest having made such reservation.

     Licensor shall provide to Licensee (for use at or by the Hotel/Casino only) the specifications for the hardware and all required Software for the Reservation System. Licensee at its expense shall purchase, install, maintain, and use at the Hotel/Casino all equipment necessary for the proper and efficient utilization and operation of the Reservation System, including any future enhancements, additions, substitutions, upgrades, or other modifications specified by Licensor. Licensee at its expense also shall install and use all Software provided for use with the Reservation System, the cost of which shall not exceed the industry standard for private label hotels for similar software. Licensee agrees to contribute toward the cost, maintenance and use of the Reservation System by paying Licensor monthly fees that will be computed on a fair and equitable basis among Hard Rock Hotel/Casinos receiving the services of the Reservation System; provided, that the rates charged to Licensee shall not exceed the rates charged to other Hard Rock Hotel/Casinos receiving the services of the Reservation System. Licensee's contributions shall be on a cost pass-through basis with no profit accruing to Licensor. Nothing herein shall prevent Licensor from allowing other Hotel/Casinos to utilize various components of the Reservation System, allocating to such Hotel/Casinos on a fair and equitable basis a charge for such use. Licensor reserves the right to modify or change, at its sole discretion, the Reservation System at any time.

     As part of the Reservation System or other systems, Licensee shall be obligated, at its cost and expense, to utilize the communication system(s) as specified or otherwise approved by Licensor from time to time for Hard Rock Hotel/Casinos generally.

     Licensee shall use any reasonable means to encourage and promote the use of the Hard Rock Hotel/Casinos and Hard Rock Hotels everywhere by the traveling public provided, however, except as otherwise provided herein, Licensee shall not bear any expense in complying with this paragraph.

     If Licensee receives a request at the Hotel/Casino for Hotel/Casino or Hard Rock Hotel reservations or accommodations in any area where a Hard Rock Hotel/Casino or Hard Rock Hotel is located, Licensee will promptly refer such request to such Hotel/Casino or Hard Rock Hotel. Additionally, Licensor shall reasonably endeavor to obligate its other licensees to provide reciprocal referrals to Licensee.

     Licensee agrees to share with Licensor, on such periodic basis and in such form as Licensor shall from time to time determine, such marketing data and customer profile information on guests at the Hotel/Casino as Licensor shall request. Licensor agrees to provide to Licensee, on a basis comparable to that set forth above, for its internal use, marketing data and customer profile information in its possession on guests at other Hard Rock Hotel/Casinos or Hotels. In both cases, the information shall be provided to the extent such information is available and may be disclosed in a manner consistently with third party agreements and the disclosing party's reasonable privacy policies.

     Notwithstanding any other provisions in this Agreement, Licensor and its Affiliates shall be entitled to enter into affiliation agreements with any Hotel/Casinos or Hotels which allow members of guest recognition programs from time to time recognized by Licensor to redeem awards for stays at such Hotel/Casinos, and Licensee agrees to participate in such guest recognition programs on such terms and conditions as Licensor shall prescribe on a commercially reasonable basis.

SECTION 11.    PROTECTION AND ACKNOWLEDGMENT OF THE LICENSED RIGHTS

          (A) LICENSED RIGHTS EXCLUSIVE PROPERTY OF LICENSOR. Subject to this Agreement, Licensee recognizes and acknowledges the exclusive rights of Licensor to the Licensed Rights and all other intellectual property rights related thereto or derived therefrom and acknowledges that all such rights are subject to the total control in their exercise by Licensor and its Affiliates. For all purposes of the relationship between Licensor and Licensee created hereunder, Licensor shall be deemed to be the sole and exclusive owner of all right, title and interest in and to the Licensed Rights in all forms and embodiments thereof, subject only to the specific rights granted to Licensee hereunder. Licensee agrees that its use of the Licensed Rights, and all associated goodwill generated by the Licensed Rights, inures to the sole benefit of Licensor in accordance with its rights in the Licensed Rights. Licensee specifically acknowledges that the exclusive rights granted to it pursuant to this Agreement shall not prevent or prohibit Licensor or any licensee thereof to commercialize or otherwise utilize (and retain all profits from) the Licensed Rights or any other intellectual property right of Licensor in any endeavor, except as otherwise provided in Section 17(B) hereof. Licensor represents and warrants to Licensee that it owns or otherwise has the right to license the registered trademarks included in the Licensed Marks but, except as set forth in the preceding sentence and in Section 22, makes no other representations and gives no other warranties of whatsoever nature or kind with respect to the validity of, or its rights, title and interest in or to, the Licensed Rights.

          (B) LICENSEE HAS NO RIGHT OF OWNERSHIP IN LICENSED RIGHTS. Nothing contained in this Agreement shall be construed to confer upon Licensee any right to the Licensed Rights registered in the name of Licensee as proprietor or to vest in Licensee any right of ownership to the Licensed Rights, and Licensee shall not, directly or indirectly, register or cause to be registered, in any country or with any Governmental Authority or use any trademark, tradename, service mark or other intellectual property right consisting of, related to, similar to and/or deceptively similar to, any of the Licensed Rights or any other intellectual property right of Licensor or any Affiliate of Licensor.

          (C) LICENSEE WILL NOT CHALLENGE LICENSOR'S OWNERSHIP OF THE LICENSED RIGHTS. During the term of this Agreement and thereafter, Licensee will not, and will not assist any Person to: (i) challenge the validity of Licensor's ownership of, or right to license, the Licensed Rights or any registration or application for registration therefor; (ii) contest the fact that Licensee's rights to use the Licensed Rights under this Agreement are solely those of a Licensee and terminate upon termination or expiration of this Agreement; and (iii) represent in any manner that it has any title or right to the ownership, registration or use of the Licensed Rights in any manner except as set forth in this Agreement.

          (D) LICENSEE TO COOPERATE WHERE REQUESTED. In the event, at any time during the term of this Agreement, Licensor applies or decides to apply for registration of a trademark, tradename, service mark or other intellectual property right that is or may become a part of the Licensed Rights, Licensee will render to Licensor all reasonable assistance, at Licensor's expense, in obtaining and thereafter (during the Term hereof) maintaining registration thereof (including, without limitation, the execution of all necessary registered user or similar agreements) with applicable Government Authorities.

          (E) LICENSEE'S DUTIES. With respect to use of the Licensed Rights at the Licensed Location, Licensee shall use the Licensed Rights only as permitted by this Agreement. Licensee shall not use or exploit the Licensed Marks or the Licensed Rights outside the Licensed Location, except the Licensee may engage in the promotion, advertising or marketing of the Hotel/Casino anywhere in the world. Licensee shall not have any right to assign, sublicense or franchise any of the Licensed Marks to any other persons; or develop, use, or exploit any Hard Rock Marks not expressly identified as Licensed Marks in this Agreement without the express written consent of Licensor, which may withheld in Licensor's sole discretion.

          (F) HOTEL/CASINO NAME. In the absence of Licensor's prior written consent, in each instance which may be withheld in Licensor's sole discretion, during the Term hereof Licensee will operate the Hotel/Casino only under the Licensed Marks.

          (G)     LICENSEE'S DUTIES. Licensee shall:

                  (i) Hold all goodwill generated by the Licensed Rights as trustee for Licensor.

                  (ii) Not cause or permit anything within Licensee's control to occur which is reasonably likely to damage, endanger, or reduce the value of the Licensed Rights or, to the extent Licensee is or should reasonably be aware of such marks, names, or rights, any other trademark, tradename, service mark, or other intellectual property right of Licensor or any Affiliate of Licensor, or Licensor's or such Affiliate's title thereto, or the rights of any other licensee of Licensor or any Affiliate of Licensor thereto, or assist or suffer any other Person to do so.

                  (iii) Not interfere in any manner with, nor attempt to prohibit, the use or registration by Licensor, with applicable Governmental Authorities of the Licensed Rights or, to the extent Licensee is or should reasonably be aware of such marks, names, or rights, any other trademark, tradename, service mark or other intellectual property right of Licensor or any Affiliate thereof.

                  (iv) Not use any name or mark similar to or capable of being confused with the trademarks, tradenames, service marks, or other intellectual property rights included in the Licensed Rights or, to the extent Licensee is or should reasonably be aware of such marks, names, or rights, any other trademark, tradename, service mark, or other intellectual property right of Licensor or any Affiliate thereof.

                  (v) Take such action in relation to the Licensed Rights as Licensor may, from time to time, reasonably require, in order to protect or promote the same, including, without limitation, the marking of any advertising material, signs, or other items bearing the Licensed Rights, in such manner as Licensor may reasonably require.

                  (vi) Give notice, as Licensor may, from time to time, reasonably require, that the Hotel/Casino is operated under license from Licensor pursuant to this Agreement and such other notices as Licensor may deem reasonably necessary which are not commercially unreasonable or uneconomical to inform third parties that Licensor does not accept liability for the acts, omissions, debts, or defaults of Licensee, and promotional material and advertisements will, if Licensor reasonably requires, include a statement that the Hotel/Casino is operated under license from Licensor and such other information as Licensor may deem reasonably necessary which are not commercially unreasonable or uneconomical to inform third parties that it does not accept liability for the acts, omissions, debts, or defaults of Licensee. Licensor's approval of the form and style of such notices shall not be unreasonably withheld.

          (H) LICENSEE'S DUTIES REGARDING INFRINGEMENT. Licensee will immediately notify Licensor in writing of any known infringement or suspected infringement of or claim of infringement of any of the Licensed Rights or, to the extent Licensee is or should reasonably be aware of such marks, names, or rights, any other trademark, tradename, service mark, or other intellectual property right of Licensor or any Affiliate thereof, or any action constituting passing off or any claim for passing off against the Licensed Rights and, to the extent Licensee is or should reasonably be aware of such marks, names, or rights, other trademark, tradename, service mark, or other intellectual property right of Licensor or any Affiliate thereof, of which Licensee becomes aware. Licensee shall not institute any legal action with respect to any infringement or suspected infringement of or claim of infringement of any of the Licensed Rights, but will, if requested by Licensor and at Licensor's expense, lend all reasonably necessary assistance in any legal action Licensor or any Affiliate thereof may institute, against any Person infringing or passing off as described herein, or suspected of doing so, or any legal action Licensor or any Affiliate thereof may defend as described herein. Licensor shall, at all times, have full control of any such proceedings.

          (I) LICENSOR'S EXCLUSIVE RIGHTS. Licensee hereby acknowledges the exclusive rights of Licensor and its Affiliates:

                  (i) to the Licensed Rights and all parts thereof, including, without limitation, all amendments and modifications thereto and all advertising matter, slogans, and similar items and ideas which may, from time to time, be used to promote the same;

                  (ii) to make such additions or modifications to the Licensed Marks, including, without limitation, the addition, renewal, or substitution of other intellectual property rights as may from time to time, in Licensor's sole judgment, be necessary to promote, improve, or protect the Licensed Marks; provided that such additions or modifications do not significantly impair the value of the Licensed Marks and Licensor shall provide Licensee with reasonable advance notice of any such additions or modifications; and

                  (iii) to take all actions Licensor deems reasonably necessary to protect and promote the Licensed Rights which are not commercially unreasonable or uneconomical.

SECTION 12.    ACCOUNTING RECORD; RIGHT TO INSPECT

          (A) REPORTING REQUIREMENTS. Licensee shall deliver, or cause to be delivered, to Licensor, the following statements:

                  (i) by Wednesday of each week, and in a form as may be prescribed by Licensor, a preliminary statement of Licensing Fee Revenues of the Hotel/Casino for the previous week, and such other information as may be reasonably requested by Licensor; and

                  (ii) within thirty (30) days after the end of each calendar month of operation of the Hotel/Casino, a monthly income statement for the Hotel/Casino showing the results of operation of the Hotel/Casino for the preceding month and for the year to date (including, without limitation, Total Revenues, Licensing Fee Revenues and EBITDA of the Hotel/Casino for such period), in such reasonable detail as Licensor shall require, and showing the previous month's Continuing Fees and all expenditures of Licensee pursuant to Section 8(B) of this Agreement, for such preceding month and year to date; and

                  (iii) within one hundred twenty (120) days after the end of each Fiscal Year, audited separate and/or consolidated statements of the Hotel/Casino for such Fiscal Year certified by a firm of independent certified public accountants, showing the results of operation for the immediately preceding Fiscal Year (including, without limitation, Total Revenues, Licensing Fee Revenues and EBITDA of the Hotel/Casino for such Fiscal Year).

                  (iv) within fifteen (15) days prior to the end of each calendar quarter, a written narrative report describing the current status of the Hotel/Casino, material issues in connection with its business and operations, and Licensee's projections of Total Revenues, Licensing Fee Revenues and expenses for the ensuing calendar quarter.

     In addition, at the Licensor's request, acting reasonably, Licensee shall make available to Licensor marketing information and analyses of the Hotel/Casino and Licensed Location that Licensee prepares or utilizes, such as, but not limited to, occupancy rates and demographic information regarding customers, and shall provide to Licensor reasonable access to database information regarding customers and potential customers developed by Licensee by means of its reservation system, surveys or otherwise.

     All financial statements and reports provided for in this Section 12(A) to be submitted to Licensor shall contain a written and signed certification from the chief executive officer or the chief financial officer of Licensee, that, to the best knowledge and belief of such officer, the information contained in all such statements and reports is true, correct, and complete.

          (B) LICENSEE'S BOOKS AND RECORDS AVAILABLE TO LICENSOR. Licensee shall retain and make available to Licensor, or to the designated representatives of Licensor, upon reasonable advance Notice to Licensee, all books and records, including, without limitation, all contracts, documents, invoices, construction records, financial statements and reports, tax returns, accounting or accountants' work papers, insurance reports, computer retained information, and other items of financial and business information of or relating to the Licensed Location, the Hotel/Casino and all operations and activities thereof, as Licensor shall reasonably request in order to confirm compliance with this Agreement; provided, however, Licensor shall have no access to Gaming books and records (collectively, "BOOKS AND RECORDS"). Licensee shall keep all such Books and Records in all material respects in accordance with the determination of the accountants, on an accrual basis, and in accordance with GAAP, consistently applied.

          (C) LICENSOR'S RIGHT TO AUDIT. Upon reasonable advance written notice to Licensee, Licensee shall permit Licensor, its accountants, attorneys and agents, to enter upon any part of the Licensed Location and the Hotel/Casino at all reasonable times up to four (4) times a year during, and annually for a period of three (3) years following, the term of this Agreement (subject to Gaming Laws and regulations), for the purpose of examining, inspecting, auditing and making extracts of all financial and other Books and Records of Licensee which Licensor, in its discretion, shall deem necessary or advisable in order to confirm compliance with this Agreement. If an audit of such Books and Records discloses that Licensee has been paid less than ninety-five percent (95%) of all Continuing Fees and other fees and payments due under this Agreement during any Fiscal Year, Licensee shall immediately pay the deficiencies, together with interest thereon at the Interest Rate, and shall also pay to Licensor immediately upon demand therefor all of Licensor's reasonable costs of such audit. If the audit discloses that ninety-five percent (95%) or more of all Continuing Fees and other Fees and payments due have been made, Licensee shall pay any deficiency immediately, together with interest thereon at the Interest Rate, and Licensor shall bear the costs of the audit.

          (D) RECORD RETENTION; DELIVERY TO LICENSOR. Licensee shall keep and preserve, at its expense, full and complete records of Total Revenues and all other Books and Records, including without limitation, tax returns, check registers, bank account records and all corporate records within such time frame as may be stipulated by applicable laws or this Agreement (but in no event less than seven (7) years) and shall also deliver at the Licensor's expense such additional financial, operating and other information and reports to Licensor or Licensor's designee as the parties may agree.

          (E) OPERATING EQUIPMENT. Licensee shall employ in the operation of the business of the Hotel/Casino, as it relates to documenting Licensing Fee Revenues, such cash registers, computers, and other technical equipment as Licensor and Licensee mutually agree.

SECTION 13.    REQUIRED INSURANCE

          (A) COVERAGE. Licensee, at its sole cost and expense, shall procure and maintain in full force and effect each of the following insurance coverages with respect to the Project:

                  (i) DURING CONSTRUCTION. At all times during the period of construction, furnishing and equipping of the Hotel/Casino and the Project and at all times during any other period of construction (including renovations, alterations and improvements), until final completion thereof, Builder's Risk Insurance ("ALL RISK" or equivalent coverage) for the Project in an amount not less than the estimated cost of such construction (including "hard" and "soft" costs), written on a completed value basis or a reporting basis, for property damage, protecting Licensee and Licensor, as their interests may appear, with a deductible not to exceed $100,000 and to include rental payment coverage from the date of projected completion and extending for at least twelve (12) months thereafter.

                  (ii) PROPERTY DAMAGE INSURANCE. At all times during the term of this Agreement, "All Risk" (or its equivalent) property damage insurance for the Project protecting Licensee and Licensor, as their interests may appear, with replacement cost valuation and a stipulated value endorsement (to be provided not later than promptly following substantial completion of the Project) in an amount not less than the full replacement value thereof and including, among other things, (a) coverage for all physical loss or damage to the Project (including contents); (b) coverage for hurricane, flood and windstorm to the extent available at commercially reasonably rates, limits and deductibles; (c) no exclusions other than industry standard exclusions for property of similar size and location; and (d) provision for deductible not to exceed $100,000 (other than for hurricane, flood or windstorm, as provided above).

                  (iii) BUSINESS INTERRUPTION INSURANCE. At all times during the Term after the date which is thirty (30) days prior to the Opening Date, Business Interruption Insurance for the Project on an "All Risk" basis. Such insurance shall include, among other things (a) coverage against all insurable risks of physical loss or damage, (b) coverage for hurricane, flood and windstorm to the extent available at commercially reasonable rates, limits and deductibles, (c) a deductible (for other than hurricane, flood or windstorm) of not more than $100,000 per occurrence, (d) no exclusions other than industry standard exclusions for property of similar size and location, and (e) coverage for the Continuing Fees hereunder in an amount equal to at least the Continuing Fees payable for one (1) Fiscal Year in connection with Project (as reasonably projected by Licensee for the first full

          Fiscal Year and thereafter based on the amounts actually paid during the most recently ended Fiscal Year).

                  (iv) LIABILITY INSURANCE. At all time during the Term after commencement of construction of the Project, general public liability insurance protecting Licensee and Licensor against claims brought in connection with the Project for personal injury, death and damage to and theft of property of third persons, in an amount not less than $50,000,000 per occurrence, combined single limit, and designating Licensee as a named insured and Licensor as an additional insured. Such liability insurance shall include such coverage as Licensor shall reasonably require and as shall be commercially available, which shall include coverage against liability arising out of (a) the sale of liquor, wine and beer on the Project premises, (b) the ownership or operation of motor vehicles, (c) assault or battery, (d) false arrest, detention or imprisonment or malicious prosecution, (e) libel, slander, defamation or violation of the right of privacy, (f) wrongful entry or eviction, (g) contractual liability, and (h) completed operations. Such insurance shall contain no exclusion other than industry standard exclusions for property of similar size and location and provide for a deductible of not more than $100,000 per occurrence. At all times during the Term commencing on the effective date of this Agreement until commencement of construction of the Project, Licensee shall maintain the insurance set forth in this subparagraph (iv), but with coverage in the amount of one million dollars ($1,000,000) per occurrence, and with a general aggregate limit of not less than two million dollars ($2,000,000).

                  (v) WORKERS' COMPENSATION INSURANCE. At all times during the Term, Statutory Workers' Compensation and Disability Benefits Insurance and any other insurance required by applicable Law(s), covering all Project employees and all persons employed by Licensee, Licensor, contractors. subcontractors, or any entity performing work on or for the Project (unless and to the extent provided by such parties), including Employer's Liability coverage, all in amounts not less than the statutory minimum, except that Employers Liability coverage shall be in an amount not less than $1,000,000.

                  (vi) FIDELITY. At all times during the Term after construction, Fidelity and dishonesty insurance, and money and securities insurance in such amounts as Licensee shall deem advisable but not less than $100,000.

                  (vii) OTHER. Such additional commercially reasonable insurance as may be reasonably required with respect to the Project or any part thereof, together with insurance against such other risks as its now, or hereafter may be, customary to insure against in the operation of similar property, considering the nature of the business and the geographic and climatic nature of the Project's location.

     All such policies of insurance described above shall be with companies which have a Best rating of A or better and in the form of "occurrence insurance" to the extent available on a commercially reasonable basis.

          (B) INSURANCE CARRIERS; EVIDENCE OF COVERAGE. Licensee shall promptly provide Licensor with certificates of insurance evidencing all insurance coverages required of Licensee pursuant to this Section 13, and Licensee shall immediately provide, upon renewal, expiration, change, or cancellation of any insurance coverage, a new certificate of insurance to Licensor. Upon request, Licensee shall furnish to Licensor a copy of each and every such policy of insurance issued to Licensee.

          (C) DEFENSE OF CLAIMS. All liability insurance policies procured and maintained by Licensee pursuant to this Section 13 will require the insurance carrier to provide and pay for attorneys to defend any legal actions, lawsuits, or claims brought against Licensee, Licensor, or any of their respective officers, directors, agents, or employees.

          (D) LICENSOR'S RIGHTS. Licensee shall have insurance policies procured and maintained by Licensee pursuant to this Section 13 name Licensor as an additional insured, to not preclude coverage if a claim is made by one insured against other insured, to contain endorsements by the insurance carriers waiving all rights of subrogation against Licensor, and to stipulate that Licensor will receive copies of all notices of cancellation, nonrenewal or coverage reduction or elimination at least thirty (30) days prior to the effective date of such cancellation, nonrenewal or coverage change.

SECTION 14.    TERMINATION

          (A) TERMINATION BY LICENSOR. Licensor may not terminate this Agreement prior to the expiration of its term except for "good cause", which shall mean the occurrence of any Event of Default described below. Upon the occurrence of any Event of Default, Licensor may, at its option, and without waiving its rights hereunder or any other rights available at law or in equity, including its rights to damages, terminate this Agreement and all of Licensee's rights hereunder effective immediately upon the date Licensor gives written notice of termination, upon such other date as may be set forth in such notice of termination, upon the occurrence of, or the lapse of the specified period following any one of the following Events of
     Default:

                  (i) If Licensee applies for or consents to the appointment of a receiver, judicial manager, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against Licensee in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor, adjudicating Licensee a bankrupt or insolvent or approving a petition seeking reorganization of Licensee or appointing a receiver, trustee or liquidator of Licensee or of all or a substantial part of the assets of Licensee, and any such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

                  (ii) If Licensee fails to pay the Territory Fee when due as provided in Section 4(A) hereof;

                  (iii) If Licensee fails to make any payment (other than the Territory Fee) due hereunder within ten (10) days after receipt of written notice that such payment is past due, provided that if this subclause (A)(iii) is triggered three (3) or more times during the term of this Agreement, such ten (10) day period shall be reduced to five (5) days;

                  (iv) If Licensee fails to perform or commits a breach of any non-monetary covenant, obligation, term, condition, warranty or certification herein and fails to cure such noncompliance or deficiency within sixty (60) days after Licensor's written notice thereof, or in the event cure within such sixty (60) day period is not possible, no termination shall be permitted by Licensor if Licensee commences cure within such sixty (60) day period and diligently pursues the same to completion;

                  (v) If Licensee fails (a) to maintain all gaming licenses and permits necessary for the operation of the Hotel/Casino (other than those required of Licensor), or (b) fails to maintain any other Permits (other than a liquor license) or to comply with any Laws applicable to the operation of the Hotel/Casino and/or the Licensed Location which would materially adversely affect the Licensed Rights or the ability of Licensee to comply with the provisions of this Agreement;

                  (vi) If Licensee is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offense (even if not a crime), that is reasonably likely, in Licensor's reasonable opinion, to materially and adversely affect, the Licensed Rights, or the goodwill associated therewith; or if any employee or officer of Licensee who is not thereafter discharged by Licensee, or any other Person owning an interest in Licensee, in each case, who is required to be licensed under applicable Mississippi gaming Law(s), is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offence (even if not a crime), that is reasonably likely, in Licensor's reasonable opinion, to materially and adversely affect the Licensed Rights, or the goodwill associated therewith;

                  (vii) If Licensee defaults on its obligations under the Cafe Lease Agreement, the Retail Store Lease Agreement or the Memorabilia Lease, and such default is not cured in accordance with the terms of such other agreement;

                  (viii) If Licensee's right of possession of the Licensed Location shall be terminated at any time for any cause whatsoever, or if a Lease is terminated or expires or if the right of possession of the Licensed Location is terminated due to the Law or other action of a Governmental Authority, other than for a temporary loss of Licensee's possession as a result of Force Majeure;

                  (ix) If Licensee fails to: (a) obtain approval of the site for the Licensed Location within the time period specified in Section 5(B), (b) obtain financing for the Project within the time period specified in Section 5(D), or (c) substantially commence construction of the Hotel/Casino or commence operation of the Hotel/Casino, both as required by Section 5(N) of this Agreement;

                  (x) If there is any violation of any transfer provision contained in Section 16 of this Agreement;

                  (xi) If Licensee or any Affiliate, in any material respect, violates: (i) the non-competition covenants contained in Section 17(A) of this Agreement; or (ii) the confidential information covenants contained in Section 20 of this Agreement, and, in each case, if such violation is capable of being cured, fails to cure such violation within sixty (60) days after Licensor's written notice thereof;

                  (xii) If Licensee fails to make a diligent, good faith effort to obtain and maintain a liquor license for the Hotel/Casino; or

                  (xiii) If Licensee is in default, after expiration of any applicable cure period, under any obligation to a Secured Party (as hereinafter defined).

          (B) TERMINATION BY LICENSEE. Licensee may, at its option, and without waiving its rights hereunder or any other rights available at law or in equity, including its rights to damages, terminate this Agreement upon written notice of termination to Licensor, upon the occurrence of, or the lapse of the specified period following any one of the following Events of Default:

                  (i) If Licensor applies for or consents to the appointment of a receiver, judicial manager, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or files an answer admitting the material allegations of a petition filed against Licensor in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor, adjudicating Licensor a bankrupt or insolvent or approving a petition seeking reorganization of Licensor or appointing a receiver, trustee or liquidator of Licensor or of all or a substantial part of the assets of Licensor, and any such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

                  (ii) If Licensor fails to perform or commits a breach of any non-monetary covenant, obligation, term, condition, warranty or certification herein and fails to cure such noncompliance or deficiency within sixty (60) days after Licensee's written notice thereof, or in the event cure within such sixty (60) day period is not possible, no termination shall be permitted by Licensee if Licensor commences cure within such sixty (60) day period and diligently pursues the same to completion;

                  (iii) If Licensor is unable for whatever reason to license or fails to properly maintain the registered status of the registered trademarks included in the Licensed Marks to Licensee as provided herein;

                  (iv) If Licensor fails to maintain any other of its Permits or to comply with any Laws applicable to it which would materially adversely affect the Licensed Rights or the ability of Licensor to comply with the provisions of this Agreement;

                  (v) If Licensor is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offense (even if not a crime), that is reasonably likely, in Licensee's reasonable opinion, to materially and adversely affect, the Hotel/Casino, Licensed Rights, or the goodwill associated therewith; or if any employee or officer of Licensor who is not thereafter discharged by Licensor, or any other Person owning an interest in Licensor, is convicted of or pleads guilty (or the equivalent) to a felony, or any other crime or offence (even if not a crime), that is reasonably likely, in Licensee's reasonable opinion, to materially and adversely affect the Hotel/Casino, Licensed Rights, or the goodwill associated therewith;

                  (vi) If Licensor defaults on its obligations under the Memorabilia Lease, and such default is not cured in accordance with the terms of such Memorabilia Lease;

                  (vii) If Licensor, in any material respect, violates: (i) the noncompetition covenants contained in Section 17(B) of this Agreement; or (ii) the confidential information covenants contained in
          Section 20 of this Agreement, and, in each case, if such violation is capable of being cured, fails to cure such violation within sixty (60) days after Licensee's written notice thereof; or

                  (viii) If Hard Rock STP, or any permitted assigns or successors, ceases to (i) operate the Hard Rock Cafe and/or Hard Rock Retail Store in the Hotel in breach of the applicable Hard Rock Lease, and an arbitrator determines that such cessation of operation is in breach of the applicable Hard Rock Lease, and (ii) pay when due (after any applicable grace period or curative period set forth in the applicable Hard Rock Lease) any Rental Payment due under either Hard Rock Lease, and such failure to pay the same is not the result of a valid, good faith dispute as to whether such Rental Payment is due and owing or such Rental Payment has not been offset by Hard Rock STP against Fees due hereunder (as permitted); provided, however, such termination shall not relieve either party from its obligation to pay amounts due and owing to the other hereunder and/or under the Hard Rock Leases.

          (C) If, at any time during the Term after the expiration of the fifth (5th) Operating Year, Licensee sells its interest in the Hotel/Casino (including its interest in the underlying real property) to an unrelated, third-party in an arms-length transaction, in conjunction with such transaction, Licensee may terminate this Agreement by providing at least ninety (90) days prior written notice to Licensor and paying Licensor a termination fee equal to the sum of all of the following:

                          (a) the unamortized portion of the reasonable and actual cost incurred by Hard Rock STP in negotiating, preparing to perform and performing in accordance with the Hard Rock Leases, including, but not limited to reasonable attorney's fees and costs, architectural and engineering fees and costs, hard and soft construction costs, and employee training expenses. All such costs shall be amortized over the length of the term of the applicable Hard Rock Lease;

                          (b) an amount equal to the product obtained by multiplying three (3) times three percent (3%) of the average annual Licensing Fee Revenues received by Licensee over the three (3) full Operating Year period prior to the date of termination of this Agreement;

                          (c) the Annual Fee which would otherwise be due and owing to Licensor in accordance with Section 4(D) hereof for the three (3) full year period (i.e., not including any Annual Fee which was paid for the year of termination of this Agreement) following the date of termination; and

                          (d) the amount obtained by multiplying three (3) times fifteen percent (15%) of the average annual Gross Sales (as defined in the applicable Hard Rock Lease) of food, beverage and merchandise in, at or from the Hard Rock Cafe and Retail Store operated by Hard Rock STP in the Hotel/Casino for the three (3) full Lease Year (as defined in the applicable Hard Rock Lease) period prior to the date of termination of this Agreement.

                          Upon any termination of this Agreement in accordance
                  with this Section 14(C), the Hard Rock Leases shall simultaneously terminate and each party thereto shall be relieved from all further liability thereunder (except as otherwise specifically provided in such Hard Rock Leases).

          (D) Notwithstanding any provision in this Agreement to the contrary, in the event Licensor terminates this Agreement as a result of Licensee's failure to substantially commence construction of the Hotel/Casino or commence operation of the Hotel/Casino, both as required by
     Section 5(N) of this Agreement, Licensor shall not be entitled to any damages for such breach of this Agreement by Licensee, except the following: (i) the right of Licensor to retain the Territory Fee, (ii) the right of Licensor to retain or seek recovery of any installment of the Technical Services Fee that is paid or payable prior to the date of termination, (iii) the right of Licensor to retain or seek recovery of any cost or expense which is paid or required to be paid to Licensor under this Agreement or the Memorabilia Lease, and (iv) the reasonable and actual cost incurred by Hard Rock STP in negotiating, preparing to perform and performing in accordance with the Hard Rock Leases, including, but not limited to reasonable attorney's fees and costs, architectural and engineering fees and costs, hard and soft construction costs, and employee training expenses.

SECTION 15.    LICENSEE'S OBLIGATIONS UPON TERMINATION
               OR EXPIRATION

          (A) TERMINATION OF USE OF LICENSED RIGHTS; OTHER OBLIGATIONS. Upon expiration or termination of this Agreement for any reason, Licensee's right to use the Licensed Rights will terminate immediately, and this Agreement shall cease and neither party shall have any further claim against the other whatsoever in respect of any matter or thing under this Agreement, except that all obligations of the parties under this Agreement which accrue or are due with respect to periods prior to, or as of, such termination or expiration, and all obligations which expressly survive the expiration or termination of this Agreement, including the provisions of Sections 19 and 20 of this Agreement, shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. In addition, Licensee will: (i) promptly upon demand therefor by Licensor and, in any event, not later than the scheduled due date thereof after any such event, pay any and all other Fees and amounts due and owing to Licensor or any Affiliate of Licensor under this Agreement; (ii) comply with all of Licensor's reasonable instructions, at Licensor's expense, with respect to the transmittal or storage of all written guidelines, advertising materials and all other printed materials pertaining to the operation of the Hotel/Casino received at any time from Licensor; and (iii) comply with other applicable provisions of this Agreement.

          (B) ALTERATION OF THE LICENSED LOCATION. Upon expiration or termination of this Agreement for any reason, or if the Licensed Location ever ceases to be used for the operation as a Hard Rock Hotel, Licensee shall, within thirty (30) days thereof at its expense, comply with all of Licensor's instructions to alter, modify and change both the exterior and interior appearance of the Hotel/Casino and the Licensed Location to remove all elements comprising the Licensed Rights from the Hotel/Casino and the Project. At a minimum, such alterations, modifications and changes to the Hotel/Casino will include: (i) removing all exterior and interior Hard Rock Hotel signage; (ii) repainting and, where applicable, recovering both the exterior and interior of the Hotel/Casino to remove distinctive colors and designs from the walls; (iii) removing all distinctive decor items, music-related memorabilia and icons and distinctive furnishings; (iv) changing the staff uniforms; and (v) immediately discontinuing the use or display of the Licensed Marks, including all usage of the Licensed Marks in connection with the advertisement and promotion of the Hotel/Casino and the Project.

          (C) TRANSFER OF TELEPHONE DIRECTORY LISTINGS. Upon expiration or termination of this Agreement for any reason, Licensor will have the absolute right to notify the telephone company and all listing agencies of the termination or expiration of Licensee's right to use all telephone numbers and all classified and other directory listings for the

     Hotel/Casino and to authorize the telephone company and all listing agencies to transfer to Licensor or its designee all telephone numbers and directory listings of the Hotel/Casino to the extent such phone numbers incorporate the Licensed Rights. Licensee acknowledges that Licensor has the absolute right and interest in and to all telephone numbers and directory listings associated with the Licensed Rights. The telephone company and all listing agencies may accept this Agreement as conclusive evidence of the exclusive rights of Licensor to such telephone numbers and directory listings to the extent provided herein, and this Agreement will constitute the authority from Licensee for the telephone company and each such listing agency to transfer all such telephone numbers and directory listings to Licensor. This Agreement will constitute a release of the telephone company and each such listing agency by Licensee from any and all claims, actions, and damages of Licensee for any actions taken pursuant to this subsection.

          (D)     RIGHTS ASSIGNABLE. All rights of Licensor contained within
     Section 15(C) hereof shall be freely assignable by Licensor to any designee of Licensor.

SECTION 16.    TRANSFER

          (A) ASSIGNMENT BY LICENSOR. This Agreement is fully assignable by Licensor to a successor in interest to the Licensed Marks and the goodwill therein, and shall inure to the benefit of any assignee or other legal successor to the interests of Licensor herein.

          (B) SALE OR ASSIGNMENT BY LICENSEE. The rights of Licensee pursuant to this Agreement are personal to Licensee. Licensor has granted a license to Licensee in reliance upon Licensee's and its principals' individual or collective character, skill, aptitude, attitude, business ability and financial capacity. Accordingly, Licensee shall not, directly or indirectly, sell, assign or otherwise transfer its ownership interest in the Hotel/Casino or the Project, or its rights under this Agreement, in whole or in part (except for the lease of commercial space at the Project customarily subject to lease or concession arrangements), in each instance, without Licensor's prior written approval, which may be exercised in its sole discretion, except as provided in Section 16(C) hereof.

          (C) CONSENT PROCEDURES. If Licensee shall have received a bona fide letter of intent to sell or assign its interest in the Hotel/Casino and the Project, together with its rights under this Agreement, in whole and not in part (hereinafter referred to as "LICENSEE'S PROJECT INTEREST"), and Licensee, pursuant to the terms of such offer, desires to accept such offer, Licensee shall give written notice thereof to Licensor, stating the name and full identity of the prospective purchaser of Licensee's Project Interest, including the names and addresses of the owners of the equity interests of such prospective purchaser, the purchase price for Licensee's Project Interest, and all of the material terms and conditions of such proposed assignment or sale, together with all other information with respect thereto requested by Licensor and reasonably available to Licensee. Within thirty (30) days after Licensor's receipt of such written notice from Licensee, Licensor shall elect, by written notice to Licensee, one of the following alternatives:

                  (i) To acquire Licensee's Project Interest, or to have its designee or designees (which, in Licensor's sole discretion, may be an unrelated third party), acquire Licensee's Project Interest at the same price and upon the same terms and conditions as those set forth in the written notice from Licensee to Licensor, provided that Licensor may substitute cash for the fair market value of any non-cash consideration offered. In the event that Licensor has elected to so acquire or have its designee(s) so acquire Licensee's Project Interest in accordance with the provisions of the preceding sentence, Licensee and Licensor, or its designee(s), as the case may be, shall promptly thereafter enter into an agreement for sale of Licensee's Project Interest at the price and on the same terms aforesaid and shall consummate such transaction subject to and in accordance with the terms and conditions thereof. The closing for such transaction shall take place on the later to occur of (A) ninety (90) days after the date of Licensor's written notice electing to exercise its rights under this Section 16(C)(i), or (B) the fifth (5th) Business Day following Licensor's receipt of all consents, orders and approvals of any Governmental Authority applicable to such transaction; or

                  (ii) To consent or withhold consent to the sale or assignment of Licensee's Project Interest to such prospective purchaser, subject to the provisions of Section 16(D) below. Licensor's consent to a sale or assignment of Licensee's Project Interest may be given or withheld in its sole discretion, provided that if all of the following conditions are satisfied, Licensor's consent shall not be unreasonably withheld:

                          (a)  At the time of Licensee's notice pursuant to
                  Section 16(C)(i) and at all times through the date of such sale or assignment, Licensee has paid all Continuing Fees and other payments due to Licensor hereunder;

                          (b)  At the time of Licensee's notice pursuant to
                  Section 16(C)(i) and at all times from the date of such notice through the date of such sale or assignment, there is no: (i) Event of Default by Licensee under this Agreement, (ii) existing defaults or events which would become an Event of Default by Licensee under this Agreement with the giving of notice and passage of time, or (iii) defaults or events which would become an Event of Default by Licensee immediately after the consummation of such sale or assignment;

                          (c) The prospective purchaser possesses management ability and experience and a well-established reputation for quality management in the hotel/gaming industry or has provided by contract for the management of the Project by a Person who possesses such ability, experience and reputation, in accordance with the standards set forth in Section 5(Q) hereof;

                          (d) The prospective purchaser has adequate financial resources to discharge all of the obligations on its part to be performed under this

                  Agreement as and when the same fall due (taking into account the income generated, and reasonably anticipated to be generated, by the Project);

                          (e) The identity of the prospective purchaser (and its constituent partners, major shareholders, senior executive officers and other controlling Persons, if appropriate) has been disclosed to Licensor, all such Persons enjoy a reputation for integrity, honesty and veracity, and no such Person has been refused a gaming license or had a gaming license revoked in any jurisdiction of the United States; and

                          (f) Neither the prospective purchaser nor any of its Affiliates is a HRC Competitor.

     If Licensor shall fail, neglect or refuse to elect one of the alternatives set forth in Section 16(C)(i) or (ii) within the thirty (30) day period provided for above, the same shall be conclusively deemed to constitute an election and consent to the proposed sale or assignment of Licensee's Project Interest under
Section 16(C)(ii) above and the provisions thereof shall prevail as if Licensor had in writing consented pursuant thereto.

          (D)     EFFECT OF SALE OR LEASE.

                  (i) It is the intent of the parties hereto that the Hotel/Casino and the Project shall at all times during the term of this Agreement be operated in accordance with the Hotel System and the terms of this Agreement. Accordingly, in the event that Licensor consents (or is deemed to have consented) to a sale or lease and assignment of this Agreement pursuant to Section 16(C) above, the prospective purchaser shall deliver to Licensor as a condition to such sale or assignment an executed written instrument, reasonably satisfactory in form and substance to Licensor and its counsel, expressly assuming and agreeing to perform all of the terms and provisions of this Agreement.

                  (ii) Licensor's consent (or deemed consent) to any sale or assignment of this Agreement shall not constitute a waiver of any claims Licensor or any Affiliate of Licensor may have against Licensee, nor shall it be deemed a waiver of Licensor's right to demand exact compliance with any of the terms or conditions of this Agreement by Licensee.

          (E) TRANSFER OF CONTROLLING INTEREST IN LICENSEE. Any transaction that results in the sale, assignment, transfer (by operation of law or otherwise) or other disposition, directly or indirectly, of a Controlling Interest in Licensee, shall be deemed a sale or assignment of Licensee's Project Interest within the foregoing provisions of Section 16(B) and (C), and shall be subject to the same rights of Licensor as set forth in said
     Section 16(C) with respect to such sale or assignment. Licensee from time to time, upon Licensor's written request, shall furnish Licensor with a list of the names and addresses of the owners of the equity interests in Licensee; and in the event of a contemplated sale or other disposition of a Controlling Interest in Licensee, Licensee shall forthwith notify

     Licensor in writing of such sale or other disposition and of the names and addresses of the transferee or transferees of such Controlling Interest.

          (F) TRANSFER FEES. As a condition to any consent by Licensor to the sale or assignment of Licensee's Project Interest, Licensee shall and does hereby agree to pay the sum of $50,000 to Licensor at the time of such sale or assignment of Licensee's Project Interest as a transfer fee for the granting and processing of Licensor's consent to such transfer.

          (G) BREACH. In the event of any failure by Licensee to satisfy any terms and conditions of this Section 16, consent to any sale, assignment or other transfer by Licensee of its interest in the Hotel/Casino or the Project, and/or its rights under this Agreement may be withheld by Licensor and any such sale, assignment, and/or transfer for which Licensor has not given its consent shall constitute an Event of Default hereunder.

SECTION 17.    NON-COMPETITION

          (A)     BY LICENSEE.

                  (i) During the term of this Agreement and for a period of one (1) year after the expiration or earlier termination of this Agreement, Licensee and its Affiliates shall not, directly or indirectly, own, operate, or have any other interest in: (A) a restaurant, hotel, hotel/casino or casino within the Competitive Territory which is owned, operated or licensed by an HRC Competitor,
          (B) a Planet Hollywood restaurant, hotel, hotel/casino or casino within the United States, (C) a Music-Themed restaurant, hotel, hotel/casino or casino within the United States, or (D) any Hard Rock Cafe, Hard Rock Hotel and Casino or Hard Rock casino, except for the Project. For purposes hereof, "Music-Themed" shall mean a facility (including a hotel) that includes in its name, is licensed or endorsed by, or has a substantial portion of its design based on, or is otherwise identified with, music, any genre of music (E.G., blues, jazz or rock-n-roll) any musician, musical personality or musical group.

                  (ii) Licensee shall not operate or permit any other Person to operate at the Licensed Location: (a) a restaurant owned, operated or licensed by an HRC Competitor, or (b) a gift shop or other clothing or merchandise store which sells clothing or merchandise depicting the geographic location of the Project and bearing the trademarks of an HRC Competitor. Licensee agrees that it shall include in its leases for the Project a clause prohibiting or preventing the use of operation thereof in a manner which would violate the provisions of this section and that Licensor shall be deemed to be a third party beneficiary of such lease clause.

                  (iii) If Licensee desires to sell or otherwise transfer any portion of the real property of the Licensed Location, then prior to such sale or transfer Licensee shall cause a restrictive covenant to be filed against such parcel prohibiting the use of such property for (A) an HRC Competitor restaurant, hotel, hotel/casino or casino, or (B) a Music-Themed restaurant, hotel, hotel/casino or casino.

                  (iv) Notwithstanding any provision in this Section to the contrary, the covenants and restrictions set forth in Section 17A (i) above shall not apply to AA Capital Direct Investments Fund, L.P. or any co-investment fund, the principals of the general partner of which are substantially the same as the principals of the general partner of AA Capital Direct Investment Fund, L.P.

          (B)     BY LICENSOR.

                  (i) During the term of this Agreement, Licensor shall not license, develop, own or operate, directly or indirectly, through its Affiliates or otherwise, any Hard Rock Hotel with a casino or a Hard Rock casino or any Hard Rock Cafe (other than pursuant to the Cafe Lease Agreement) within the Competitive Territory, provided that the foregoing shall not restrict Licensor and its Affiliates and licensees from advertising or distributing coupons or other promotional materials at a casino/gaming property within the Territory.

                  (ii) Licensor has advised Licensee that Peter Morton has the right to build Hard Rock Hotel and/or Casinos in the State of Louisiana and other locations west of the Mississippi River. Licensee acknowledges and agrees that the exercise of such rights shall not constitute a violation of the non-competition restrictions applicable to Licensor set forth herein.

          (C) NECESSITY OF NONCOMPETITION RESTRICTION; INJUNCTIVE RELIEF. Each party agrees the provisions of this Section 17 are necessary to protect the legitimate business interests of the other party, its Affiliates and other licensees of Licensor and its Affiliates (collectively, the "PROTECTED PERSONS"), including, without limitation, and as applicable, preventing the unauthorized dissemination of marketing, promotional and Confidential Information to competitors thereof and preventing damage to and/or loss of goodwill associated with the Licensed Rights and other intellectual property rights of Licensor. Each party specifically acknowledges that damages alone cannot adequately compensate for a violation by such party of the requirements of this Section 17, and that injunctive relief is essential for the protection of the Protected Persons. Each party agrees that if the other party alleges any violation of any covenant contained within this Section 17, the non-breaching party will have the right (notwithstanding Section 18 hereof) to petition a court of competent jurisdiction for injunctive relief, in addition to all other remedies that may be available. The party seeking such injunctive relief will not be required to post a bond or other security for any injunctive proceedings.

SECTION 18.    DISPUTE RESOLUTION

          (A)     ACCOUNTING/ FEE DISPUTES.

                  (i) Any dispute regarding any accounting issues hereunder, including, without limitation, the calculation of: (a) Licensing Fee Revenues and the Continuing Fees paid or payable by Licensee hereunder, (b) Total Revenues, or

          (c) the termination fee due in accordance with Section 14(B)(ix) hereof, shall be resolved in the following manner: Licensor and Licensee shall use their reasonable efforts with the assistance of their respective independent public accountants to resolve such dispute. If such persons are unable to resolve the dispute within thirty (30) calendar days after receipt by either party of a notice identifying the nature of such dispute (the "DISPUTE NOTICE"), then the issues raised by the Dispute Notice shall be resolved by any nationally recognized firm of certified public accountants mutually acceptable to Licensor and Licensee (the "ACCOUNTING REFEREE"). Such person shall act as an expert and not as an arbitrator. If within forty-five (45) days after receipt by either party of the Dispute Notice, the parties are unable to agree on an Accounting Referee, then each party shall pick an internationally recognized firm of certified public accountants and such firms shall select the Accounting Referee. The parties shall use reasonable efforts to cause the Accounting Referee to promptly resolve such issues. Such determination shall be made within thirty (30) calendar days after the date on which the Accounting Referee receives notice of the dispute, or as soon thereafter as possible. Such determination shall be final and binding upon the parties and shall not be subject to appeal. The fees, costs and expenses of the Accounting Referee in conducting such review (if any) shall be shared fifty percent (50%) by Licensor and fifty percent (50%) by Licensee.

                  (ii) If the final resolution of any Dispute as provided above results in an additional payment by one party hereto to the other party hereto, then the party owing such additional payment shall pay such amount to the other party hereto, together with Interest thereon from the relevant due date, within fifteen (15) days of the date on which the final determination is agreed or determined.

                  (iii) The right of Licensor to dispute Licensee's calculation of the amount of: (a) Licensing Fee Revenues and the Continuing Fees paid or payable by Licensee hereunder, or (b) any other payment due hereunder, shall, in each case, terminate three and one-half (3.5) years after the date each such payment was due.

          (B)     OTHER DISPUTES.

                  (i) All other disputes, disagreements, controversies or claims (a "DISPUTE") between Licensor and Licensee arising out of or relating to this Agreement, except for matters directly involving the use, display or presentation, of the Hard Rock Elements, matters that are stated to be in a party's "sole discretion" or as otherwise expressly provided herein to the contrary, shall be resolved by arbitration administered by the American Arbitration Association ("AAA") as provided in this Section 18(A)(2) and the Commercial Arbitration Rules of the AAA (the "AAA RULES") in effect as of the commencement of the applicable arbitration proceeding, except to the extent the then-current AAA Rules are inconsistent with the provisions of this Section 18(B), in which event the terms hereof shall control. The arbitration shall be governed by the United

          States Arbitration Act and this Section 18(B), and judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction.

                  (ii) If either party hereto asserts that a Dispute has arisen, such asserting party shall give prompt written notice (or notice as otherwise provided herein) thereof to the other party and to the AAA. Any arbitration pursuant to this Section 18(B) shall be conducted in Atlanta, Georgia or such other place as the parties agree.

                  (iii) The arbitration shall be conducted by three (3) arbitrators, which arbitrators shall be selected in accordance with the AAA Rules, and at least one (1) of whom (but no more than two (2) of whom) shall have had experience in the management and/or operation of hotel/casinos, or as a consultant in connection with the management and/or operation of hotel/casinos. Notwithstanding the above, if the Dispute at issue is for a liquidated amount less than $500,000, Adjusted for Inflation, then the arbitration shall be conducted by one
          (1) arbitrator in accordance with the AAA Rules for Expedited Procedures, and which arbitrator shall be selected in accordance with AAA Rules for Expedited Procedures, and which arbitrator shall have experience in the management and/or operation of hotel/casinos.

     In connection with any arbitration proceeding pursuant to this Section 18(B), (a) no arbitrator shall have been employed or engaged by a party hereto within the previous five (5) year period, (b) each arbitrator shall be neutral and independent of the parties to this Agreement, (c) no arbitrator shall be affiliated with any party's auditors, (d) no arbitrator shall be employed by any hotel or casino operator or an Affiliate of any hotel or casino operator, and
(e) no arbitrator shall have a conflict of interest with (including, without limitation, any bias towards or against) a party hereto. As used in this Agreement, the term "arbitrator" or "arbitrators" shall mean the one (1) member arbitration panel or the three (3) member arbitration panel, as applicable, described herein.

                  (iv) The award of the arbitrators shall be accompanied by a statement of the reasons upon which the award is based. The arbitrators shall not have the power to modify this Agreement. The award may not include, and the parties hereto specifically waive, any right to an award of (a) special, incidental or consequential damages, or (b) punitive damages. Unless otherwise specifically provided in this Agreement, the fees and costs of the arbitrators shall be borne equally by the parties hereto.

                  (v) The arbitrators may consolidate proceedings with respect to any Dispute under this Agreement with proceedings with respect to any related controversy, provided that any parties to such controversy who are not parties to this Agreement consent to such consolidation.

                  (vi) The parties hereto will cooperate in the exchange of documents relevant to any Dispute. Deposition or interrogatory discovery may be conducted only by agreement of such parties or if ordered by the arbitrators. In considering a request for such deposition or interrogatory discovery, the arbitrators shall take into account that the parties hereto are seeking to avoid protracted discovery in connection with any arbitration proceeding hereunder.

                  (vii) The obligation herein to arbitrate shall not be binding upon either party with respect to (a) claims relating to either party's rights to ownership of such party's trademarks, trade names, service marks, logos, commercial symbols, slogans, trade dress, or other intellectual property rights, or other matters materially affecting such intellectual property rights, which claims may be adjudicated in a court of competent jurisdiction, or (b) requests for temporary restraining orders, preliminary (and final) injunctions, or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary to prevent a default that would result in irreparable injury pending resolution by arbitration of the actual dispute between the parties.

                  (viii) The prevailing party in any Dispute shall be entitled to recover reasonable attorneys' fees and costs from the non-prevailing party in the Dispute.

SECTION 19.    INDEMNIFICATION

          (A) INDEMNIFICATION BY LICENSOR. Licensor shall Indemnify Licensee or its Affiliates, and all of their respective managers, members, directors, shareholders, officers, employees, agents and representatives, from, against and in respect of any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) ("CLAIMS") actually incurred by Licensee by reason of: (i) any breach by Licensor of any covenant or agreement made by it in this Agreement, (ii) any trademark infringement claim as a result of its use of the Licensed Marks, or (iii) any act or omission of Licensor or its Affiliates or any of their respective employees which constitutes gross negligence or willful misconduct.

          (B) INDEMNIFICATION BY LICENSEE. Licensee shall Indemnify Licensor and its Affiliates and all of their respective directors, officers, employees, agents and representatives from and against all Claims actually incurred by any of them by reason of: (i) any breach by Licensee of any covenant or agreement made by it in this Agreement, (ii) any act or omission of Licensee or any officer, employee or agent of Licensee occurring in, on or about the Project (except in the Hotel/Casino Retail Store or Hard Rock Cafe located in the Hotel/Casino), (iii) any act or omission of Licensee or any officer, employee or agent of Licensee acting or purporting to act on behalf of or for the benefit of the Hotel/Casino or the Project, (iv) any failure by Licensee to provide the services contracted for in connection with the operations of the Hotel/Casino and the Project, to honor and fulfill obligations of Licensee under any contract, commitment or obligation of Licensee, or (v) the operation of the Hotel/Casino and the Project (other than the Hotel/Casino Retail Store or Hard Rock Cafe located in the Hotel/Casino), including any death or personal injury or property damage occurring at the Hotel/Casino or the Project, unless such death, injury or damage was caused by the gross negligence or willful misconduct of Licensor or its Affiliates or any of their respective employees.

          (C) METHOD OF ASSERTING CLAIMS. Whenever any Claim shall arise for indemnification under this Section 19, the indemnified party will give prompt written notice to the indemnifying party of such Claim, stating the nature, basis and (to the extent known) amount thereof, and shall cooperate fully in the defense, settlement or compromise of such Claim; provided that failure to give prompt notice shall not jeopardize the right of the indemnified party to indemnification unless such failure shall have materially prejudiced the ability of the indemnified party to defend such Claim. The indemnifying party shall have the sole right to select counsel for the defense of such Claim, subject to the approval of the indemnified party (which approval shall not be unreasonably withheld) and to control the defense, settlement or compromise of such Claim. The indemnified party shall have the right to participate in (but not control) the defense of any such Claim, with its counsel and at its own expense. The indemnified party shall not settle or compromise any Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party. The indemnifying party shall obtain the prior written approval of the indemnified party (which approval may not be unreasonably withheld) before ceasing to defend against such third party claim or entering into any settlement or compromise of such third party claim involving injunctive or similar equitable relief being asserted against any indemnified party and no indemnifying party will, without prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim, action or cause of action, suit or proceeding in respect of which indemnification may be sought thereunder (whether or not any such indemnified party is a party to such Claim, action or cause of action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of all such indemnified parties from all liability arising out of such Claim, action, suit or proceeding.

          (D) SURVIVAL. The provisions of this Section 19 shall survive the termination of this Agreement for any reason.

SECTION 20.    CONFIDENTIAL INFORMATION

     Except as provided in this Agreement, each party shall disclose Confidential Information to the other party solely on the condition that the recipient and its Affiliates agree, and the recipient, individually and on behalf of its Affiliates hereby agrees, that at all times during and after the term of this Agreement, the recipient and its Affiliates (i) shall not use the Confidential Information in any other business or capacity other than pursuant to its rights and obligations under this Agreement, (ii) shall maintain the absolute confidentiality of the Confidential Information, (iii) shall not distribute to third parties copies of any portion of the Confidential Information which is disclosed in written or tangible form, and (iv) shall adopt and implement reasonable procedures to prevent the unauthorized use or disclosure of the Confidential Information, including, without limitation, restrictions on disclosure thereof by the recipient's employees and Affiliates who may have access to the Confidential Information. In the event that either party is required through legal process to disclose any Confidential Information, such party may do so, provided that the disclosing party gives the other party written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is reasonably practicable.

     Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transaction contemplated herein (the "TRANSACTION") (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations
Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Transaction, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

     Each party acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of the disclosing party, do not cause the recipient of the Confidential Information undue hardship, and that any violation of the provisions of this Section will result in irreparable injury to the disclosing party and its Affiliates and that, therefore, the disclosing party shall be entitled to preliminary and permanent injunction relief in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which the disclosing party may be entitled.

SECTION 21.    GENERAL PROVISIONS

          (A) ENTIRE AGREEMENT. This Agreement, and the attachments hereto, if any, constitute the entire, full and complete agreement between Licensor and Licensee concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced Licensee to execute this Agreement. No representations, inducements, promises, or agreements, oral or otherwise, not embodied in this Agreement (as defined in the preceding sentence) or attached hereto (unless of subsequent date) were made by either party, and none shall be of any force or effect with reference to this Agreement or otherwise. Except as otherwise provided in this Agreement, no amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

          (B) NOTICES. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (collectively "NOTICES"), required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and personally delivered, or sent by facsimile (with a confirming copy mailed by international air mail), or by a recognized overnight courier service, or by registered international air mail, postage prepaid, return receipt requested, addressed to the party to be so notified as follows:

If to Licensee, to:   Premier Entertainment, LLC
                      11400 Reichold Road
                      Gulfport, Mississippi 39503
                      Attention: Mr. Gregg R. Giuffria
                      Facsimile No.: (702) ____________

with copy to:         Balch & Bingham LLP
                      1310 Twenty Fifth Avenue
                      Gulfport, Mississippi 39501
                      Attention:  Ricky J. Cox
                      Telephone No.:(228) 864-9900
                      Facsimile No.: (228) 864-8221

                      AA Capital Partners, Inc.
                      10 South LaSalle Street, Suite 3712
                      Chicago, Illinois 60603
                      Attention:  Charles L. Wall, Jr.
                      Telephone No.: (312) 419-4783
                      Facsimile No.: (312) 419-4790

If to Licensor, to:   Hard Rock Hotel Licensing, Inc.
                      6100 Old Park Lane
                      Orlando, Florida 32835
                      Attention: Vice President, Business Affairs
                      Telephone No.: (407) 445-7625
                      Facsimile No.: (407) 445-7630

with copy to:         Akerman Senterfitt
                      255 South Orange Avenue
                      Orlando, Florida  32801
                      Attention: Eric B. Marks, Esquire
                      Telephone: (407) 843-7860
                      Telecopier:(407) 843-6610

     Notices shall be deemed received on the date of delivery if personally delivered, two (2) business days after sending if sent by facsimile or overnight courier service, or seven (7) business days after sending if sent by registered international air mail.

          (C) INDEPENDENT CONTRACTOR STATUS. This Agreement does not create a fiduciary relationship between the parties hereto, and Licensee is and shall, at all times, remain an independent contractor. Nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other party for any purpose. During the term of this Agreement, Licensee shall hold itself out to the public only as an independent contractor operating the business pursuant to a license from Licensor.

          (D) SURVIVAL. Any covenant, representation, warranty, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

          (E) SEVERABILITY. Except as expressly provided to the contrary elsewhere herein, each section, part, term and/or provision of this Agreement shall be considered severable and shall be construed as independent of any other section, part, term and/or provision of this Agreement. If, for any reason, all or any part of any section, part, term and/or provision herein is held to be invalid, unenforceable, or in conflict with any applicable law by a court or properly convened arbitrators having valid jurisdiction in an unappealed final decision to which Licensor is a party or by which Licensor may be bound, such shall not impair the operation of, or have any other effect upon, any other section, part, term and/or provision of this Agreement as may remain otherwise valid and enforceable, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid sections, part, terms and/or provisions shall be deemed limited by construction in scope and effect to the minimum extent possible to render the same valid and enforceable.

          (F) WAIVERS. No failure by any party hereto to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement, and no breach thereof, shall be waived, altered or modified except by written instrument signed by the party to be charged therewith. No waiver of any breach of any covenant, agreement, term or provision of this Agreement shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect.

          (G) NO WARRANTIES OR GUARANTEES. Except as explicitly set forth in this Agreement, Licensor makes no warranties or guarantees upon which Licensee may rely, and assumes no liability or obligation to Licensee, by providing any waiver, approval, consent or suggestion to Licensee in connection with this Agreement, or by reason of any delay, or denial of any request therefor. Licensee, in executing this Agreement, has not relied upon any representation or warranty of Licensor that the business operations to be conducted at the Hotel/Casino will be successful, or that any specific level of profit will be achieved.

          (H)     CONSENTS AND APPROVALS.

                  (i) All consents and approvals which may be given under this Agreement shall be in writing. Unless a different standard is specified in a particular term or provision of this Agreement, any provision of this Agreement which specifies that a consent or approval by Licensor shall not be "unreasonably withheld or delayed", must be "reasonably" given, or words of similar effect, shall entitle Licensor, in granting or withholding any such consent or approval, to consider the economic considerations of Licensor and Licensee, the application of

          Licensor policies and procedures, public relations and publicity concerns of Licensor and Licensee, and Laws applicable to Licensor and Licensee.

                  (ii) If, pursuant to this Agreement, any consent or approval by either party which may not be unreasonably withheld is alleged to have been unreasonably withheld, conditioned or delayed, then any dispute as to whether such consent or approval has been unreasonably withheld, conditioned or delayed shall be settled by arbitration in accordance with Section 18 hereof. In the event there shall be a final determination that such consent or approval was unreasonably withheld, conditioned or delayed so that such consent or approval should have been granted, the consent or approval shall be deemed granted.

          (I) INFORMATIONAL MATERIALS. In furtherance of the respective rights of the parties contained within this Agreement, including, without limitation, any right of approval or consent, or, in the case of Licensee, to exploit the Licensed Rights granted hereunder to Licensee, each party shall be entitled to receive from the other all materials and information in the possession or control of the other party reasonably requested to enable the requesting party to exercise the rights granted to such requesting party hereunder.

          (J) EXPENSES. Except to the extent otherwise provided herein, each party hereto will bear its own costs, expenses and fees, including, without limitation, the fees and expenses of their respective legal counsel, in connection with the negotiation, preparation and execution of this Agreement, and in connection with all due diligence reviews and investigations conducted by such party prior to the execution of this Agreement.

          (K) FORCE MAJEURE. If by reason of war, riots, civil commotion, labor disputes, strikes, lockouts, inability to obtain labor or materials, fire, hurricane, windstorm, flooding, or other acts or elements, accidents, government restrictions or appropriation or other causes, whether like or unlike the foregoing, beyond the control of a party hereto, such party is unable to perform in whole or in part its obligations under this Agreement, then in such event such inability to perform, so caused, shall not make such party liable to the other. Upon the occurrence of such an event, the parties shall seek to determine the impact, if any, that such occurrence shall have upon the rights and obligations of the parties under this Agreement. Any disagreement regarding such rights and obligations shall be referred to the Chief Executive Officer of Licensee and the President and Chief Executive Officer of Licensor for final resolution in writing signed by each of them. In the event that such persons are unable to so resolve the disagreement, then they shall seek alternative means to resolve the dispute, provided that if the parties cannot otherwise resolve that dispute within a reasonable period under the circumstances, then the parties shall not be precluded from pursuing the procedures set forth in Section 18 of this Agreement.

          (L) ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. Except as otherwise specified in this Agreement, no provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right or any other right of any kind in any client, customer, affiliate, insurer, lender, shareholder, partner, officer, director, employee or agent of any party hereto, or in any other Person, and all terms and provisions hereof shall be personal solely among the parties to this Agreement and their proper successors and assigns.

          (M) ASSIGNMENT. Subject to the provisions of Section 16 hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

          (N) HEADINGS. The section and other headings contained herein are for convenience of reference only, and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

          (O) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (P) PUBLIC ANNOUNCEMENTS. No notices to third parties or other publicity, including press releases, concerning the existence of this Agreement or any of the transactions contemplated hereby shall be made by either party hereto or their respective Affiliates unless agreed to by each of the parties hereto, except to the extent required by law. Notwithstanding the above, no notices or other public announcements regarding this Agreement shall be made by either party until after Licensee's acquisition of the site for the Hotel/Casino.

          (Q) NO SOLICITATION. Licensor and Licensee, on behalf of itself and its Affiliates, each agree not to, directly or indirectly, solicit the employment of any individual who has an active management position with the other party hereto or any of its Affiliates, without the written consent of the other party hereto, which consent may be granted or withheld in the other party's sole discretion.

          (R) FRANCHISE LAWS NOT APPLICABLE. It is the intention of the parties that the negotiation, execution, delivery and performance of this Agreement and the other agreements, instruments and documents to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby not trigger or be subject to the franchise laws and regulations of any jurisdiction.

          (S) CUMULATIVE REMEDIES. All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such parties may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

          (T) APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the internal laws of Nevada, without reference to the principles of comity or conflicts of law thereof.

          (U) RELATIONSHIP. Nothing contained in this Agreement shall be deemed to be construed as creating the relationship of principal and agent or of partnership or joint venture between Licensee and Licensor, it being understood and agreed that neither the method of computing Fees nor any other provision contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than that of licensee and licensor.

SECTION 22.    CERTAIN REPRESENTATIONS, WARRANTIES AND
               AGREEMENTS OF LICENSOR AND LICENSEE

          (A)     REPRESENTATIONS AND WARRANTIES OF EACH PARTY.

     As an inducement to enter into this Agreement and to carry out the agreements set forth herein, each party hereby represents and warrants, as of the date hereof, to, and agrees with, the other party, as follows, in each case subject to the specific limitations contained herein:

                  (i) Such warranting party (the "WARRANTOR") is a corporation or entity duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of organization.

                  (ii) The Warrantor has full corporate or governmental power and authority to execute and deliver this Agreement, and all of the other agreements and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby, and to comply with the terms, conditions, and provisions hereof and thereof.

                  (iii) The execution, delivery, and performance of this Agreement, the Cafe Lease Agreement, Retail Store Lease Agreement and the Memorabilia Lease by the Warrantor (or its Affiliates, as the case may be) have been duly authorized and approved by the board of directors or equivalent body of Warrantor or any such Affiliate, as the case may be, and do not require any further authorization or consent of Warrantor, any such Affiliate, or the stockholders thereof. Each of this Agreement, the Lease Agreement and the Memorabilia Lease constitutes, or shall constitute, the legal, valid, and binding agreement of the Warrantor (or its applicable Affiliate, as the case may be), enforceable in accordance with its respective terms, except as such enforceability may be limited by: (1) applicable bankruptcy, insolvency, reorganization, moratorium, equitable principles, or similar Laws affecting legal or equitable rights generally; or (2) the possibility that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the tribunal before which any proceeding therefor may be brought.

                  (iv) Neither the execution and delivery of this Agreement or any other agreement or instrument contemplated hereby, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions, and provisions hereof or thereof, in each case by Warrantor (or its applicable Affiliate, as the case may be) will conflict with, result in a breach of the terms, conditions, or provisions of, or constitute a default, an event of default, or an event creating rights of acceleration, termination, or cancellation, or a loss of rights under, or, in the case of Licensor only, result in the creation or imposition of any encumbrance upon any of the Licensed Rights (except for the rights thereto granted to Licensee herein and therein), under the organizational or governing documents of Warrantor (or its applicable Affiliate, as the case may be), or under any note, instrument, agreement, mortgage, lease, license, franchise, permit, judgment, order, award, or decree to which Warrantor (or its applicable Affiliate, as the case may be) is a party or is bound, or, in the case of Licensor only, to which any of the Licensed Rights is subject.

          (B)     INFRINGEMENTS OF OR BY THE LICENSED RIGHTS.

     Licensor represents and warrants to Licensee that (a) Licensor is the sole owner of the Licensed Marks; (b) to the best knowledge of Licensor, Licensor has the unencumbered right to enter into this Agreement and to grant Licensee the rights described herein; (c) Licensee's use of the Licensed Marks pursuant to this Agreement will not infringe the rights of any other person or entity; (d) Licensor has received no written claims of ownership adverse to Licensor's use of the Licensed Marks; (e) it will pursue infringers of the Licensed Marks in a commercially reasonable manner; (f) it will maintain all required filings with the U.S. Patent and Trademark Office to preserve its rights in the Licensed Marks; and (g) to the best knowledge of Licensor, the Licensed Marks are not subject to any lien, encumbrance or security interest. The representations and warranties set forth in items(a), (c), (e) and (f) shall survive execution and delivery of this Agreement.

          (C)     COMPLIANCE.

     Licensee hereby covenants, confirms and warrants that the proposed facility will operate in material compliance with applicable federal, state and local law. Licensee affirms and acknowledges that Licensor will have no control over the conduct of gaming activities in the proposed facility, and will rely on Licensee to insure that all such gaming activities are in compliance with applicable Law. Licensee will indemnify and hold harmless Licensor and its Affiliates, and their officers, directors, employees and agents (the "INDEMNITEES") from any and all claims, demands or liabilities which might arise as a result of this Agreement and their activities in the proposed facility, including but not limited to payment of all legal costs which the Indemnitees might incur in the event the legality of any games, gaming devices or activity in the proposed facility is challenged by federal, state or local officials.

SECTION 23.    RIGHT OF FIRST OFFER

          (A) COVENANT CREATING RIGHT OF FIRST OFFER. Subject to Subsection 23(B) below, if, at any time during the Term of this Agreement, Licensor desires to sell the Hotel System for operating the hotel aspects of a Hotel/Casino establishment in Tunica, Mississippi (the "TUNICA RIGHTS"), Licensor shall first send written notice of such election to Licensee (the "OFFER NOTICE"), which Offer Notice shall generally specify the initial fee (i.e., Territory Fee), recurring fees (i.e., Annual Fee and Continuing
     Fee), and term, if any for which Licensor is willing to sell the Tunica Rights (the "OFFER TERMS").

     Licensee shall have ninety (90) days from the date of its receipt of the Offer Notice to provide Licensor written notice (the "ACCEPTANCE NOTICE") of Licensee's intent to exercise its right of first offer ("ROFO"). In addition to evidencing Licensee's election to purchase the Tunica Rights for the Offer Terms, the Acceptance Notice shall specify a closing date for such sale, which date shall be not more than sixty (60) days after the date of the Acceptance Notice. The failure of Licensee to exercise its ROFO within such ninety (90) day period shall result in the ROFO being waived as to the Tunica Rights. If: (i) Licensee does not timely exercise its right to purchase the Tunica Rights (or any portion thereof) pursuant to this Agreement; (ii) Licensee gives written notice to Licensor of Licensee's election to waive its ROFO with respect to the Tunica Rights; or (iii) having exercised its ROFO, Licensee fails to close on the purchase of the Tunica Rights at the Offer Terms within sixty (60) days after the date of the Acceptance Notice, then Licensor shall be free to sell the Tunica Rights (free and clear of Licensee's ROFO) for not less than ninety-five 95% of the Offer Terms and upon such other terms as Licensor may desire, for a period of one (1) year after the later of (x) the date of the Offer Notice, or (ii) if Licensee elects to purchase the Tunica Rights but fails to timely close at the Offer Terms, then the date which is sixty-one (61) days after the Acceptance Notice (the "OPEN SALE PERIOD").

          (B) CERTAIN OFFERS TO PURCHASE DEEMED ELECTION TO DESIRE TO SELL. The receipt by Licensor of an acceptable, bona fide offer to purchase the Tunica Rights shall, for purposes of Section 23.1(A), be deemed a "desire by Licensor to sell the Tunica Rights" and the terms and conditions of such acceptable offer to purchase the Tunica Rights shall be deemed the Offer Terms for purposes of Section 23.1(A).

SECTION 24.    SECURED PARTY RIGHTS

          (A) RIGHT TO PLEDGE. Provided Licensee has acted in strict compliance with this Section 24, Licensee may encumber, pledge, or convey its interests in this Agreement by way of a security agreement, a pledge and/or a collateral assignment (collectively, a "PLEDGE") to secure the payment of a loan or loans obtained by Licensee and secured by the Project which loan or financing is provided by an Institution or another entity that is approved by Licensor in its reasonable discretion, or the lender(s) which are represented by an Institution acting as trustee or collateral agent (the "SECURED PARTY"). The term "Institution" as used in this Section 24 shall refer to a savings bank, savings and loan association, commercial bank, trust company, credit union, insurance company, college, university, real estate investment trust or pension fund and shall also include other lenders which perform functions similar to the foregoing, and which have assets in excess of fifty million dollars ($50,000,000.00) at the time the Pledge is made. If Licensee shall have Pledged its interest in this Agreement and the Secured Party has been approved by Licensor, thereafter the Secured Party shall not subsequently assign, transfer, convey or sell participations in such Pledge to any Person other than a qualified Secured Party, without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

          (B) PLEDGE NOT A SUBORDINATION. If Licensee shall have Pledged its interest in this Agreement in compliance with this Section 24, the Pledge shall not cause, result in or any way be deemed a subordination of Licensor's rights in this Agreement to the rights of the Secured Party. Without limiting the foregoing, the Fees payable to Licensor hereunder shall not be subordinate to any amounts payable by Licensee to any Secured Party, nor shall any such Pledge determine the priority of any payments by Licensee. The loan agreement, credit agreement, bond indenture or other similar agreement creating the obligation of Licensee to pay the Secured Party (the "INDENTURE") shall provide that, until such time as the Secured Party institutes an action to foreclose the Pledge in accordance herewith or files (either voluntarily or involuntarily) bankruptcy, revenues from operation of the Project shall be used first to satisfy the obligations of Licensee hereunder to Licensor before payment of any other obligation (including any obligation to the Secured Party) of the Licensee.

          (C) NOTICE OF BREACHES TO SECURED PARTIES. In the event Licensor gives written notice to Licensee of a breach of its obligations under this Agreement, Licensor shall forthwith furnish a copy of the notice to each Secured Party that has been identified by written notice to Licensor by Licensee. To facilitate the operation of this Section, Licensee shall at all times keep Licensor provided with an up-to-date list of Secured Parties.

          (D)     SECURED PARTY MAY CURE BREACH OF LICENSEE.

                  (i) In the event that Licensee receives notice from Licensor of a breach by Licensee of any of its monetary obligations under this Agreement, and such breach is not cured by Licensee pursuant to the provisions of this Agreement, Licensor shall not terminate this Agreement in connection with such default except as provided in this Section 24(D) (but shall be entitled to avail itself of all other remedies provided to Licensor hereunder), and Licensor shall, in addition to the notice provided in Section 24(C) hereof, give notice of the monetary failure to cure on the part of the Licensee to the Secured Party at the expiration of the period within which Licensee may cure as set forth in this Agreement. Then, the Secured Party may proceed to cure any such failure within sixty (60) days after receipt of the additional notice herein set forth. If the Secured Party fails to cure such monetary default within such sixty
          (60) day period, Licensor shall be entitled to exercise all rights and remedies for such monetary default as provided herein (including, but not limited to, the right to terminate this Agreement), without the necessity to provide any further notice or cure period whatsoever.

                  (ii) In the event that Licensee receives notice from Licensor of a non-monetary breach by Licensee of any of its obligations under this Agreement, and such breach is not cured by Licensee pursuant to the provisions of this Agreement, Licensor shall not terminate this Lease in connection with such default except as provided in this Section 24(D) (but shall be entitled to avail itself of all other remedies provided to Licensor hereunder), and Licensor shall, in addition to the notice provided in Section 24(C) hereof, give notice of the failure to cure on the part of Licensee to the Secured Party at the expiration of the period within which Licensee may cure as set forth in this Agreement ("LICENSOR'S

          NOTICE"). Thereafter, the Secured Party may, by providing written notice of its intention to cure any such non-monetary default to Licensor within sixty (60) days after receipt of the Licensor's Notice, proceed to cure any such non-monetary default. In the event the Secured Party elects to proceed to cure such non-monetary default, the Secured Party shall complete such cure within sixty (60) days after the date of receipt of the Licensor's Notice; PROVIDED, HOWEVER, if (1) the non-monetary default cannot reasonably be cured within such sixty (60) day period, (2) the Secured Party materially commences cure of such non-monetary default within such sixty (60) day period, and
          (3) after commencing efforts to cure such non-monetary default, diligently and in good faith pursues same to completion, then such sixty (60) day period shall be extended to a reasonable amount of time (not to exceed one hundred (100) total days from the Licensor's Notice) to cure such non-monetary default; PROVIDED, FURTHER, if:

                          (a) the Secured Party shall have commenced to use and thereafter diligently continues to use its commercially reasonable efforts to cure such default, including, but not limited to, by seeking appointment of a receiver, exercising legal self-help rights, or obtaining access to the property by other commercially reasonable means to cure such default, as a result of the nature of such default, such default is not reasonably susceptible of being cured without the Secured Party obtaining possession of the Project by institution of a foreclosure proceeding (any such default, a "POSSESSORY DEFAULTS");

                          (b) unless it is enjoined or stayed, the Secured Party takes steps to acquire or sell Licensee's interest in the Project by foreclosure or other appropriate means and diligently prosecutes the same to completion; and

                          (c) before the expiration of such sixty (60) day period, the Secured Party provides notice of such Possessory Default to Licensor, an explanation of the efforts undertaken by the Secured Party to cure such default without first instituting foreclosure proceedings and the reasons such efforts failed;

                  then such sixty (60) day cure period shall be extended for such reasonable amount of time (not to exceed eleven (11) total months from the Licensor's Notice) to obtain possession of the Project and cure such non-monetary default. If the Secured Party fails to cure such non-monetary default within such sixty (60) day period (as extended as permitted in the previous sentence, if applicable), Licensor shall be entitled to exercise all rights and remedies for such non-monetary default as provided herein (including, but not limited to, termination of this Agreement), without the necessity to provide any further notice or cure period whatsoever. The Secured Party shall not be required to continue such foreclosure proceeding after the default has been cured, and if the default shall be cured and the Secured Party shall discontinue such foreclosure proceedings, this Agreement shall continue in full force and effect as if Licensee had timely cured the default under this Agreement.

                  (iii) Except as expressly provided in Section 24(D)(ii) with respect to extension of the cure periods, the commencement and/or prosecution of foreclosure proceedings shall not be deemed to abate, toll, extend or otherwise modify the cure rights of the Secured Party set forth in this Section 24(D).

          (E) RIGHTS AND DUTIES OF SECURED PARTY. Unless and until such time as a Secured Party shall have undertaken a foreclosure of its Pledge or security interest pursuant to Section 24(F), Secured Party shall neither be deemed to be Licensee hereunder nor be obliged to perform or observe any of the covenants, terms or conditions of this Agreement on the part of Licensee to be performed or observed, nor be in anyway obligated to complete the improvements to be constructed in accordance with this Agreement, nor shall it guarantee the completion of improvements as hereinbefore required of Licensee, whether as a result of (i) its having become a Secured Party or (ii) its performance of any of the covenants, terms or conditions on the part of Licensee to be performed or observed under this Agreement. Notwithstanding the foregoing, if a Secured Party exercises its rights provided in Section 24(D)(ii) hereof, such Secured Party shall be subject to the obligation of Licensee to indemnify Licensor as set forth herein, but solely with respect to the activities undertaken by such Secured Party in order to cure the non-monetary breach.

          (F) FORECLOSURE. Provided each of the conditions set forth below have been satisfied to the reasonable satisfaction of Licensor, any Secured Party shall have the right and power to exercise its rights under a Pledge and either obtain title to the Project or sell the same (in foreclosure or by other means in lieu thereof) to a Purchaser (as hereinafter defined). In the event that a Secured Party desires to effect a transfer of title to the Project in foreclosure or by deed in lieu thereof, then upon satisfaction of each of the following conditions, the Purchaser, shall become the Licensee and be subject to this Agreement to the same extent as Licensee:

                  (i) all of Licensee's accrued monetary obligations to Licensor shall have been satisfied and no uncured default of any such obligations shall exist prior to commencement of foreclosure proceedings and at all times from commencement of such foreclosure proceedings until the transfer of the Project;

                  (ii) upon expiration of the applicable cure periods set forth in Section 24(D) hereof, (a) all of Licensee's non-monetary obligations to Licensor shall have been satisfied, and (b) no default of any such obligations shall exist;

                  (iii) the Purchaser shall have entered into a written assumption agreement (conditioned upon such Person succeeding to Licensee's interest in this Agreement), in a form reasonably satisfactory to Licensor, assuming and agreeing to discharge all of Licensee's obligations under this Agreement as hereinafter provided;

                  (iv) in connection with its foreclosure of the Pledge, the Secured Party shall simultaneously conclude its foreclosure of all or substantially all (subject to Section 24(H)(ii) hereof) other collateral securing the loan, including, but not limited to, its interest under all mortgages of the Project, and any collateral assignment of the Hard Rock Leases and the Memorabilia Lease;

                  (v) the Purchaser shall expressly assume the landlord's obligations under the Hard Rock Leases and the lessee's obligations under the Memorabilia Lease; and

                  (vi) the Secured Party shall reimburse Licensor for all of its costs and expenses incurred in connection with the Pledge and the foreclosure of the Pledge.

          (G) RIGHT TO TERMINATE. In the event of a foreclosure and subsequent sale or deed-in-lieu of foreclosure to the Secured Party or another Person (the Person (including the Secured Party) so acquiring the Licensee's interest in this Agreement being referred to herein as the "Purchaser"), Licensor shall have the right to terminate this Agreement, after providing written notice to the Purchaser, but not an opportunity to cure, unless all of the following conditions are met:

                  (i) the Purchaser meets all of the following criteria (any Purchaser meeting all of the following criteria shall be referred to herein as an "Approved Purchaser"):

                          (a) the Purchaser has a net worth of at least ten million dollars ($10,000,000.00);

                          (b) the Purchaser (and its constituent partners, major shareholders (defined as holding at least ten percent (10%) of the voting securities of the Purchaser), senior executive officers and other controlling Persons, if appropriate) has not been convicted of a felony, and no such Person has been refused a gaming license (and not subsequently revoked) or had a gaming license revoked (and not subsequently restored) in any jurisdiction of the United States; and

                          (c) Neither the Purchaser nor any of its Affiliates or any of their respective constituent partners, major shareholders, senior executive officers and other controlling Persons, if appropriate is an HRC Competitor; and

                  (ii) the Purchaser possesses management ability and experience and a well-established reputation for quality management in the hotel/gaming industry as determined by Licensor in its reasonable discretion, or, within ninety (90) days after foreclosure of the Pledge, has entered into a contract for the management of the Project by a Person who possesses such ability, experience and reputation, in accordance with the standards set forth in Section 5(Q) hereof, which is reasonably acceptable to Licensor.

          (H)     ADDITIONAL RIGHTS AND OBLIGATIONS.

                  (i) In the event that a Secured Party obtains title to the Project, such Secured Party may transfer title to the Project and the Licensee's interest in this Agreement solely in strict compliance with the requirements of Section 16 hereof.

                  (ii) Notwithstanding any provision herein to the contrary, at all times during the term of this Agreement, the Licensee, the lessee under the Memorabilia Lease, the landlord under the Hard Rock Leases and the owner of the Project shall at all times be the same Person or an entity controlled by such Person.

                  (iii) Within five (5) business days after receipt of a written request from the Secured Party, which request shall be accompanied by documentation reasonably necessary to prove qualification, Licensor shall provide written confirmation as to whether a proposed Purchaser qualifies as an Approved Purchaser in accordance with Section 24(G)(i).

                  (iv) For the avoidance of doubt, in the event a Secured Party exercises its rights under Section 24(F) to foreclose any
          Pledge:

                          (a) upon commencement of foreclosure proceedings by a Secured Party, Licensee hereby releases Licensor of and from any and all claims against Licensor and its officers, directors, shareholder, and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state, and local laws, rules, and ordinances, arising from or related to this Agreement;

                          (b) Licensee shall remain liable for all of the obligations to Licensor in connection with the Hotel/Casino prior to the effective date of the transfer of its interest in this Agreement; and

                          (c) Licensee shall remain obligated under the covenants against competition of this Agreement.

                  (v) At all times following foreclosure of the Pledge, Licensor shall have the approved, which approval shall not be unreasonably withheld, any Management Company or management personnel employed by the Approved Purchaser as provided in Section 7 of this Agreement.

                  (vi) The Indenture shall contain a provision permitting the appointment of a receiver in the event of a default under the Indenture and such receiver shall be authorized to cure all defaults of Licensee under this Agreement. The receiver shall be subject to the approval of Licensor, which approval shall not be unreasonably withheld, conditioned or delayed.

                  (vii) If Licensee requests that Licensor execute an instrument consenting to a Pledge that is permitted under this Section 24, then Licensor shall execute and deliver such an instrument if it is consistent with the terms of this

          Section 24, does not adversely affect Licensor's rights or obligations under this Section 24 and is reasonably acceptable to Licensor.

          (I)     NEW AGREEMENT.

                  (i) In the event of an election by Licensee under Title 11 U.S.C. Section 365 (as amended or replaced) to reject or terminate this Agreement (each such rejection or termination in bankruptcy being referred to herein a "Rejection"), Licensor shall provide each Secured Party that has been identified by written notice to Licensor by Licensee with a statement of all sums which would at that time be due under this Agreement but for such Rejection, and of all other defaults, if any, then known to Licensor. Licensor agrees to enter into a New Agreement ("NEW AGREEMENT") with such Secured Party or an Approved Purchaser for the remainder of the term of this Agreement, effective as of the date of Rejection and upon the terms, covenants and conditions (including all options to extend the Term of this Agreement, but excluding requirements which have already been completely fulfilled) of this Agreement, provided:

                          (a) Such Secured Party or Approved Purchaser shall make written request upon Licensor for such New Agreement within thirty (30) days after later of (A) the date this Agreement is Rejected, and (B) the date such Secured Party or Approved Purchaser acquires the Project and Licensee's interest in this Agreement, if any, by foreclosure, assignment in lieu of foreclosure or other appropriate means; PROVIDED, HOWEVER, THAT in any event such written request must be given within 365 days after the earlier of (x) the Licensor's Notice, and (y) the date upon which Licensee filed (either voluntarily or involuntarily) bankruptcy.

                          (b) Such Secured Party or the Approved Purchaser, as applicable, shall pay or cause to be paid to Licensor at the time of the execution and delivery of such New Agreement (A) any and all sums which would at the time of execution and delivery thereof be due pursuant to this Agreement but for such Rejection, (B) all reasonable expenses, including reasonable attorney's fees, which Licensor shall have incurred by reason of such Rejection and the execution and delivery of the New Agreement and which have not otherwise been received by Licensor from Licensee or other party in interest under Licensee, and (C) a new territory fee in an amount equal to $500,000.00, Adjusted for Inflation. In the event of a controversy as to the amount to be paid to Licensor pursuant to this subsection 24(I)(i)(b), the payment obligation shall be satisfied if Licensor shall be paid the amount not in controversy, and the Secured Party or the Approved Purchaser, as the case may be, shall agree to pay any additional sum ultimately determined to be due, plus interest at a rate per annum equal to the Interest Rate and such obligation shall be adequately secured.

                          (c) Such Secured Party or the Approved Purchaser, as the case may be, shall agree to remedy any of Licensee's defaults of which said Secured Party was notified by Licensor's Notice of Termination and which are reasonably susceptible of being so cured (it being agreed upon by the parties that all monetary defaults shall be deemed reasonably susceptible of being so cured) by Secured Party or the Approved Purchaser, as the case may be.

                          (d) The New Agreement is executed by the Secured Party or the Approved Purchaser, as the case may be, within ten (10) days after provision by such Person of the written request for the New Agreement.

                          (e) Such Secured Party or Approved Purchaser possesses management ability and experience and a well-established reputation for quality management in the hotel/gaming industry as determined by Licensor in its reasonable discretion, or, not more than thirty (30) days after execution of the New Agreement, has entered into a contract for the management of the Project by a Person who possesses such ability, experience and reputation, in accordance with the standards set forth in Section 5(Q) hereof, which is reasonably acceptable to Licensor

                  (ii) Subject to Section 24(D) hereof, at all times after an Event of Default and prior to entry of such New Agreement with the Secured Party or the Approved Purchaser, as the case may be, Licensor shall have the right to exercise any rights or remedies that it may have in connection with such default, including, but not limited to, any right it may have to cause the use of Licensed Rights and Hard Rock Marks at the Project to be discontinued.

SECTION 25.    INITIAL SECURED PARTY RIGHTS

     Licensor acknowledges that the initial financing of the project will be provided by AA Capital Direct Investments Fund, L. P. ("AA CAPITAL") and that, in order to secure such loan, AA Capital will obtain, INTER ALIA, a (i) mortgage on the real property underlying the Project, (ii) a collateral assignment of the Hard Rock Leases and (iii) a collateral pledge of the License Agreement. Notwithstanding any provision contained herein to the contrary, provided (x) the License Agreement is pledged in accordance with the Collateral Assignment of License Agreement attached hereto as EXHIBIT G and (y) Hard Rock STP and AA Capital execute a Subordination, Non-Disturbance and Attornment Agreement with respect to each of the Hard Rock Leases in the form attached to the respective Hard Rock Lease, Hard Rock agrees to execute the Consent to Collateral Assignment attached hereto as EXHIBIT H.

SECTION 26.    LETTER OF CREDIT

          (A) Licensee shall, not later than six (6) months prior to the Hotel Opening Date, obtain an unconditional and irrevocable letter of credit in favor of Licensor, in a form reasonably acceptable to Licensor, issued by a bank or other financial lending institution having assets in excess of Five Hundred Million Dollars ($500,000,000.00) and approved by Licensor, which approval shall not be unreasonably withheld, for the benefit of Licensor (the "LETTER OF CREDIT"), and in an amount equal to Three Million Dollars ($3,000,000.00), subject to increase as provided herein (the "LETTER OF CREDIT AMOUNT"). The Letter of Credit must provide that in the event of a default in any of Licensee's obligations to Licensor under this Agreement or the Memorabilia Lease, Licensor shall be entitled, in addition to all other remedies of Licensor under this Agreement, to make immediate demand under the Letter of Credit for payment in the amount of all sums then due and owing from Licensee to Licensor, without having to give any additional notice to Licensee. The Letter of Credit must further provide that in the event the Letter of Credit is drawn upon or reduced during the remainder of the Term and, as a result, the amount of the Letter of Credit is less than the Letter of Credit Amount, Licensee shall immediately cause the amount of the Letter of Credit to be restored to the Letter of Credit Amount.

          (B) On or before thirty (30) days before the expiration date of the Letter of Credit, Licensor must receive a replacement Letter of Credit meeting all of the requirements described above (the "REPLACEMENT LETTER OF CREDIT") from Licensee. If a Replacement Letter of Credit is not received in the time period described above, Licensee shall automatically be in default under this Agreement and Licensor shall be entitled to make immediate demand under the Letter of Credit for the entire Letter of Credit Amount, without having to give any additional notice to Licensee, which amount shall be then be treated as a security deposit to secure the payment, by Licensee, of its obligations under this Agreement and the Memorabilia Lease (the "SECURITY DEPOSIT"). Licensee shall remain obligated to obtain a Replacement Letter of Credit and Licensee shall remain in default under this Agreement until such time as Licensee provides a Replacement Letter of Credit to Licensor. In the event of a default in any of Licensee's obligations to Licensor under this Agreement or the Memorabilia Lease, Licensor shall be entitled, in addition to all other remedies of Licensor under this Agreement or the Memorabilia Lease, as applicable, to immediately deduct from the Security Deposit the amount of all sums then due and owing from Licensee to Licensor, without having to give any additional notice to Licensee. In the event the Security Deposit is drawn upon or reduced during the remainder of this Agreement and, as a result, the amount of the Security Deposit is less than the Letter of Credit Amount, Licensee shall immediately cause the amount of the Security Deposit to be restored to the Letter of Credit Amount. When Licensor receives a Replacement Letter of Credit from Licensee, Licensor shall then return the remaining amount of the Security Deposit to Licensee.

          (C) At the expiration of the date which is two (2) years after the Opening Date, if Licensee is not then in default under this Agreement or the Memorabilia Lease and has paid all Fees then owed under this Agreement and all amounts owed under the Memorabilia Lease, Licensor will release the Letter of Credit.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, effective as of the date first set forth above.

                         [SIGNATURES ON FOLLOWING PAGE]

                               LICENSEE:

                               PREMIER ENTERTAINMENT, LLC

                                  By: GAR, LLC, Managing Member


                               By: /s/ Gregg R. Giuffria
                                  --------------------------------
                                     Gregg R. Giuffria


                               By: /s/ Roy Anderson, III
                                  --------------------------------
                                     Roy Anderson, III


                               By: /s/ David Scott Ross
                                  --------------------------------
                                     David Scott Ross

                               LICENSOR:


                               HARD ROCK HOTEL LICENSING, INC.


                               By: /s/ Jay A. Wolszczak
                                  --------------------------------
                               Name: Jay A. Wolszczak
                               Its: Vice President & General


                        ACKNOWLEDGEMENT OF HARD ROCK STP

     Hard Rock STP hereby acknowledges its obligation to execute the Ancillary Agreements referenced in, and in accordance with, Section 4(P) hereof.


                               By: /s/ Jay A. Wolszczak
                                  --------------------------------
                               Name: Jay A. Wolszczak
                               Its: Vice President & General

                                    EXHIBIT A

                                 LICENSED MARKS

     Set forth below are the Licensed Marks within the defined term "Licensed Rights" that may be used in accordance with this Agreement.

     1.   HARD ROCK HOTEL, Registration No. 1,909,483 for hotel services.

     2. HARD ROCK HOTEL and Design, Registration No. 2,029,859 for hotel services, as attached hereto.

     3.   HARD ROCK LIVE

     4.   HARD ROCK LIVE and Design, as depicted on the following page.

     5.   HARD ROCK CASINO __________________________.

     6.   HARD ROCK HOTEL & CASINO BILOXI.*


     The following word marks may also be used in association with the Licensed Marks described above:

          Love All, Serve All

          Save the Planet

          Take Time to Be Kind

          All is One

          No Nuclear Weapons or Drugs

* It is acknowledged and agreed by the parties hereto that the word mark "HARD ROCK HOTEL & CASINO BILOXI" (the "Biloxi Word Mark") is not a registered trademark or service mark of Licensor and, without limiting any other representation or warranty of Licensor contained in this Agreement, that Licensor makes no representations or warranties whatsoever with respect to the Biloxi Word Mark. Licensee acknowledges and agrees that it is expressly prohibited from using the Biloxi Word Mark superimposed over or encroaching in any manner into any design feature consisting of the stylized words "HARD ROCK" superimposed over a circle as depicted in, among other registrations, U.S. Reg. No. 2,029,859, U.S. Reg. No. (the "Hard Rock Logo"). Licensee is further prohibited from using the Biloxi Word Mark in conjunction with, combined with or in association with any design/logo feature that is confusingly similar to or reasonably likely to dilute the distinctiveness of the Hard Rock Logo.

                                    EXHIBIT B

                          FORM OF CAFE LEASE AGREEMENT

                                   EXHIBIT B-1

                 BUSINESS TERMS OF RETAIL STORE LEASE AGREEMENT

                                    EXHIBIT C

                                    EXHIBIT D

                              PROJECT CONCEPT PLAN

                                    EXHIBIT E

                        DESCRIPTION OF PRE-APPROVED SITE

                                    EXHIBIT F

                          MAP OF COMPETITIVE TERRITORY

                                    EXHIBIT G

               FORM OF COLLATERAL ASSIGNMENT OF LICENSE AGREEMENT

                            COLLATERAL ASSIGNMENT OF
                          HARD ROCK LICENSE AGREEMENTS

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, PREMIER ENTERTAINMENT, LLC, a Mississippi limited liability company ("BORROWER"), hereby collaterally assigns, transfers and conveys to AA CAPITAL DIRECT INVESTMENTS FUND, L.P., a Delaware limited partnership ("LENDER"), all of Borrower's right, title and interest in and to each of the agreements identified on SCHEDULE A attached hereto and made a part hereof (as the same may be amended, modified or supplemented, as permitted, from time to time, the "Contracts"), as security for the prompt and complete payment and performance of the Liabilities (as defined in that certain Loan and Security Agreement dated of even date herewith by and between Borrower and Lender, as amended or modified from time to time (the "LOAN AGREEMENT")).

     The Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact to exercise solely during the continuance of an Event of Default under the Loan Agreement (after the expiration of any applicable cure periods, if any), the Borrower's rights and remedies under the Contracts, and to perform any and all acts in the name of Borrower or in the name of Lender with respect to the Contracts with the same force and effect as Borrower could perform if this Collateral Assignment (this "Agreement") had not been made. Borrower agrees to and shall indemnify Lender (and each of its officers, managers, members, employees, assignees, participants, affiliates, attorneys, and agents) upon demand against, and hold Lender (and each of its officers, managers, members, employees, assignees, participants, affiliates, attorneys, and agents) harmless from, any and all loss, cost, liability or expense (including, without limitation, reasonable attorneys' fees) incurred in connection with any such action, unless directly caused by the willful misconduct or gross negligence of Lender or its officers or managers.

     Borrower agrees that (i) Lender does not assume any of Borrower's obligations, liabilities or duties under the Contracts, including, but not limited to, any indemnification or other payment obligations (and Lender shall not be liable or responsible for any of the foregoing) merely by the execution and delivery of this Agreement, and (ii) no amendment, supplement or modification to any of the Contracts shall be effective without Lender's prior written consent, if such change would have a materially adverse effect on Lender's or Borrower's rights thereunder.

     Borrower hereby represents and warrants to Lender, which representations and warranties shall survive the execution and delivery of this Agreement, that
(i) Borrower has provided Lender with true, correct and complete, fully-executed copies of each of the Contracts on or prior to the date hereof, and (ii) no assignment of the Contracts or any interest therein (collaterally or otherwise) has been made, other than to Lender.

     Notwithstanding anything to the contrary contained in this Agreement, Lender shall not exercise its rights under this Agreement until the occurrence and only during the continuance of an Event of Default under and pursuant to the Loan Agreement (after the expiration of any applicable cure period, if any). Upon the occurrence of any such Event of Default, Lender may, at its option, exercise any or all of its rights granted under this Agreement.

     This Agreement shall terminate (other than for Borrower's indemnification obligations set forth herein) upon the earlier of: (i) the indefeasible payment in full of the Liabilities (as defined in the Loan Agreement); (ii) the termination of the License Agreement (identified on SCHEDULE A attached hereto) in accordance with its terms; and (iii) the opening of the Hotel/Casino contemplated pursuant to such License Agreement.

     The signatories hereto shall duly execute and deliver, and take all such further acts, as are reasonably required by the Lender to more fully carry out the intent of this Agreement. The parties agree that time is of the essence regarding the subject matter of this Agreement.

     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same instrument. Fax signatures hereto shall be deemed as legally effective as a signed original.

     This Agreement shall be binding upon and inure to the benefit of the permitted assigns or successors in interest of Borrower and Lender. The parties acknowledge and agree that the Lender contemplates assigning a portion of the Liabilities (as defined in the Loan Agreement) and a portion of its rights, benefits and powers under the Loan Agreement and the Financing Agreements (as defined in the Loan Agreement) to a limited partnership or other entity to be created after the date hereof that will be an affiliate of the Lender. Accordingly, the term "Lender" as used in this Agreement shall automatically be deemed to refer to the Lender and such assignee on and after the such assignment.

     This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to conflicts of law or choice of law principles.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Collateral Assignment of Hard Rock License Agreements to be duly executed this ___ day of May, 2003.

                              BORROWER:

                              PREMIER ENTERTAINMENT, LLC

                                 By: GAR, LLC, Managing Member

                              By:
                                  --------------------------------
                                     Gregg R. Giuffria

                              By:
                                  --------------------------------
                                     Roy Anderson, III

                              By:
                                  --------------------------------
                                     David Scott Ross


                              LENDER:

                              AA CAPITAL DIRECT INVESTMENTS FUND, L.P.

                              By:  AA Capital Direct Investments Management, LLC
                              Its: General Partner


                              By:
                                 ------------------------------------
                                 Name:
                                      -------------------------------
                                 Title:
                                       ------------------------------

                                   SCHEDULE A
                                       TO
                            COLLATERAL ASSIGNMENT OF
                          HARD ROCK LICENSE AGREEMENTS

1. License Agreement dated as of May __, 2003 between the Borrower and Hard Rock Hotel Licensing, Inc., a Florida corporation, as the same may be amended or modified from time to time.

2. Memorabilia Lease dated as of _____________ between the Borrower and Hard Rock Cafe International (STP), Inc., a New York corporation, as the same may be amended or modified from time to time.

                                    EXHIBIT H

                    FORM OF CONSENT TO COLLATERAL ASSIGNMENT
                              OF LICENSE AGREEMENT

                                   CONSENT TO
                            COLLATERAL ASSIGNMENT OF
                          HARD ROCK LICENSE AGREEMENTS

     FOR VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, Hard Rock Hotel Licensing, Inc. and Hard Rock Cafe International
(STP), Inc. (collectively, the "LICENSORS") hereby consent to the collateral assignment and transfer made by Premier Entertainment, LLC, a Mississippi limited liability company ("BORROWER"), to AA Capital Direct Investments Fund, L.P., a Delaware limited partnership ("LENDER"), of all of Borrower's right, title and interest in and to each of the agreements identified on SCHEDULE A attached hereto and made a part hereof (as the same may be amended, modified or supplemented, as permitted, from time to time, the "CONTRACTS"), as security for the prompt and complete payment and performance of the Liabilities (as defined in that certain Loan and Security Agreement dated of even date herewith by and between Borrower and Lender, as amended or modified from time to time (the "LOAN AGREEMENT")), pursuant to that certain Collateral Assignment of Hard Rock License Agreements dated as of May __, 2003 between Borrower and Lender (the "COLLATERAL ASSIGNMENT").

     The Licensors agree that Lender does not assume any of Borrower's obligations, liabilities or duties under the Contracts, including, but not limited to, any indemnification or other payment obligations (and Lender shall not be liable or responsible for any of the foregoing) merely by the execution and delivery of this Consent to Collateral Assignment of Hard Rock License Agreements (this "Agreement").

     The Licensors acknowledge that no assignment of the Contracts or any interest therein (collaterally or otherwise) has been made, other than to Lender.

     Nothing contained herein or in the Collateral Assignment shall be construed so as to affect the rights of the Licensors, or either of them, to pursue any claims or to assert any rights or defense which they may have involving any of the Contracts.

     Notwithstanding anything to the contrary contained in the Collateral Assignment or this Agreement, Lender shall not exercise its rights under this Agreement or the Collateral Assignment until the occurrence and only during the continuance of an Event of Default under and pursuant to the Loan Agreement (after the expiration of any applicable cure period, if any). Upon the occurrence of any such Event of Default, Lender may, at its option upon prior written notice to the Licensors, and subject to the Licensors' rights under the Contracts, exercise any or all of Lender's rights granted under the Collateral Assignment and this Agreement, provided the Lender (i) cures any default of Borrower then existing and identified in writing by the Licensors under the Contracts; (ii) assumes all of the Borrower's obligations under the Contracts and forecloses on all applicable collateral within a substantially similar time period; and (iii) exercises its rights under both Contracts. The Licensors shall provide the Lender with prompt written notice describing in reasonable detail any and all amendments or modifications to the Contracts.

     Neither the Collateral Assignment nor this Agreement shall cause, result in or in any way be deemed a subordination of Licensors' rights under the Contracts to the rights of the Lender. Without limiting the foregoing, the fees and rentals payable to Licensor under the Contracts shall not be subordinate to any amounts payable by Borrower to Lender, nor shall this Agreement or the Collateral Assignment determine the priority of any payments by Borrower.

     The terms and conditions of Section 24(G) of the License Agreement, titled, "Right to Terminate", are incorporated herein by this reference as if set forth in the text of this document; provided, however, the term "Secured Party" as used in the License Agreement shall be replaced with the term "Lender" and the term "Licensor" as used in the License Agreement shall be replace with "Licensors".

     Lender shall not amend or modify the Collateral Assignment without the prior written consent of Licensors, which consent may be withheld in Licensors' sole discretion.

     Notwithstanding any provision herein to the contrary, at all times during the term of this Agreement, the licensee under the License Agreement, the lessee under the Memorabilia Lease, the landlord under the Hard Rock Leases and the owner of the Project shall at all times be the same Person or an entity controlled by such Person (such capitalized terms being defined in the License Agreement).

     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same instrument. Fax signatures hereto shall be deemed as legally effective as a signed original. The parties agree that time is of the essence regarding the subject matter of this Agreement. Any notice(s) to be provided herein shall be sent pursuant to the terms of the Notice Section in the License Agreement identified on SCHEDULE A attached hereto.

     This Agreement shall be binding upon and inure to the benefit of the permitted assigns or successors in interest of Lender and each Licensor. The parties acknowledge and agree that the Lender contemplates assigning a portion of the Liabilities (as defined in the Loan Agreement) and a portion of its rights, benefits and powers under the Loan Agreement and the Financing Agreements (as defined in the Loan Agreement) to a limited partnership to be created after the date hereof, the general partner of which will be the same person as the general partner of AA Capital Direct Investments Fund, LLC. Accordingly, the term "Lender" as used in this Agreement shall automatically be deemed to refer to the Lender and such assignee on and after the such assignment; provided, however, the Lender shall not be permitted to assign its rights hereunder or under the Collateral Assignment to any other person or entity without the prior written consent of the Licensors, which consent may be withheld in Licensor's sole discretion.

     This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to conflicts of law or choice of law principles.

                         [signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Consent to Collateral Assignment of Hard Rock License Agreements to be duly executed this ___ day of May, 2003.

                              LENDER:

                              AA CAPITAL DIRECT INVESTMENTS FUND, L.P.

                              By:  AA Capital Direct Investments Management, LLC
                              Its: General Partner


                              By:
                                 -------------------------------------
                                 Name:
                                      --------------------------------
                                 Title:
                                       -------------------------------


                              LICENSORS:

                              HARD ROCK HOTEL LICENSING, INC.

                              By:
                                 -------------------------------------
                                 Name:
                                      --------------------------------
                                 Title:
                                       -------------------------------

                              HARD ROCK CAFE INTERNATIONAL (STP), INC.

                              By:
                                 -------------------------------------
                                 Name:
                                      --------------------------------
                                 Title:
                                       -------------------------------

                                   SCHEDULE A
                                       TO
                            COLLATERAL ASSIGNMENT OF
                          HARD ROCK LICENSE AGREEMENTS

1. License Agreement dated as of May __, 2003 between the Borrower and Hard Rock Hotel Licensing, Inc., a Florida corporation, as the same may be amended or modified from time to time.

2. Memorabilia Lease to be entered by and between the Borrower and Hard Rock Cafe International (STP), Inc., a New York corporation, as the same may be amended or modified from time to time.